Exhibit 10.1

EXECUTION VERSION

ASSET AND MEMBERSHIP INTEREST CONTRIBUTION AGREEMENT

by and among

SFX ENTERTAINMENT, INC.,

SFX-REACT OPERATING LLC,

REACT PRESENTS, INC.,

CLUBTIX INC.,

LUCAS KING,

and

JEFFERY CALLAHAN

dated as of February 18, 2014

3.23	Solvency	40
3.24	No Other Agreements to Sell the Transferred Assets or Transferor Interests	40
3.25	Affiliates	40
3.26	Revenue Participations and Promotes	40
3.27	Securities Law Matters	41
3.28	Legends	41
3.29	Restricted Securities	42
3.30	Access to Information	42
3.31	Reliance Upon Representations	42
3.32	Foreign Corrupt Practices Act	43
3.33	Criminal History	43
3.34	Exculpation	43
3.35	Material Misstatements Or Omissions	43
3.36	No Other Representations and Warranties	43

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE ACQUIRING PARTIES		44

4.1	Corporate Existence and Power	44
4.2	Capital Structure	44
4.3	Authorization	44
4.4	Governmental Authorization, Other Consents	45
4.5	Litigation	45
4.6	Non-Contravention	45
4.7	[Intentionally Omitted]	45
4.8	[Intentionally Omitted]	45
4.9	[Intentionally Omitted]	45
4.10	Restrictions on Business Activities	45
4.11	[Intentionally Omitted]	45
4.12	Taxes	45
4.13	Compliance With Laws	46
4.14	No Other Representations and Warranties	46

ARTICLE 5 COVENANTS OF THE PARTIES		46

5.1	Further Assurances	46
5.2	Certain Filings	46
5.3	Public Announcements; Confidentiality	47
5.4	Offer of Employment	47
5.5	Assignment of Contracts and Claims; Seconding Arrangement	48
5.6	Third Party Notification	49
5.7	Non-Solicitation	49
5.8	Non-Competition	50
5.9	Business Examinations and Physical Investigations of Transferred Assets	51
5.10	Lease Consents	52

5.11	Conduct of the Business	52
5.12	No Solicitation or Negotiation	54
5.13	Satisfaction of Obligations to Creditors	54
5.14	Access to Information	55
5.15	Parent SEC Documents	55
5.16	Letter of Credit	56
5.17	Payments Under Revenue Sharing Agreements	57
5.18	Actions Against Carranza	58
5.19	North Coast Participation	58
5.20	Domain Name Registration	58
5.21	Audit	58

ARTICLE 6 CONDITIONS TO THE ACQUIRING PARTIES’ OBLIGATIONS		59

6.1	Representations, Warranties and Covenants	59
6.2	Governmental Authorizations; Regulatory Compliance	59
6.3	Required Consents	59
6.4	Intentionally Omitted	59
6.5	No Injunction, etc.	59
6.6	Transaction Documents	60
6.7	Employment Agreement	60
6.8	Designated Employees	60
6.9	Audited Financial Statements	60
6.10	No Material Adverse Effect	60
6.11	Liens	60
6.12	Additional Purchase Transactions	60
6.13	Letter of Credit	60
6.14	No Litigation	60

ARTICLE 7 CONDITIONS TO THE TRANSFEROR PARTIES’ OBLIGATIONS		60

7.1	Representations, Warranties and Covenants	60
7.2	No Injunction, etc.	61
7.3	Transaction Documents	61

ARTICLE 8 CLOSING		61

8.1	Closing Date	61
8.2	Closing Deliveries	61

ARTICLE 9 INDEMNIFICATION		62

9.1	Transferor Parties’ Agreement to Indemnify	62
9.2	Acquiring Parties’ Agreement to Indemnify	63
9.3	Limitations on Duties to Indemnify	64

9.4	Survival of Representations, Warranties and Covenants	64
9.5	Claims for Indemnification	65
9.6	Defense of Claims	66
9.7	Nature of Payments	67
9.8	Exclusive Remedy	67
9.9	Acquiring Parties’ Right of Offset	67
9.10	Acquiring Parties’ Right to Draw upon Letter of Credit	67
9.11	Miscellaneous Indemnity Provisions	68
9.12	Property Taxes	68
9.13	Transfer and Sales Tax Returns	68

ARTICLE 10 TERMINATION		69

10.1	Termination Prior to Closing	69
10.2	Effect of Termination	69
10.3	Execution Fee; Liquidated Damages	70

ARTICLE 11 MISCELLANEOUS		70

11.1	Notices	70
11.2	Amendments; No Waivers	71
11.3	Expenses	71
11.4	Successors and Assigns	71
11.5	Governing Law	71
11.6	Consent to Jurisdiction; Venue; Service of Process	72
11.7	Waiver of Jury Trial	72
11.8	Counterparts; Effectiveness	73
11.9	Entire Agreement	73
11.10	Titles and Headings; Construction	73
11.11	Severability	73
11.12	No Third Party Beneficiaries	73
11.13	Specific Performance	73

EXHIBITS

A                             Assignment and Assumption Agreement

B                             Lockup Agreement

C                             Underwriters’ Lockup Agreement

D                             Letter of Credit

ASSET AND MEMBERSHIP INTEREST CONTRIBUTION AGREEMENT

This Asset and Membership Interest Contribution Agreement (this “Agreement”) is dated as of February 18, 2014, by and among SFX ENTERTAINMENT, INC., a Delaware corporation (“Parent”), SFX-REACT OPERATING LLC, a Delaware limited liability company wholly owned by Parent (“Acquiror”, and together with Parent, the “Acquiring Parties”), REACT PRESENTS, INC., an Illinois corporation (“React”), CLUBTIX, INC., an Illinois corporation (“Clubtix”, and together with React, the “Transferors”), LUCAS KING, an individual resident of Illinois and a stockholder of React and Clubtix (“King”), and JEFFERY CALLAHAN, an individual resident of Illinois and a stockholder of React and Clubtix (“Callahan”, and together with King the “Stockholders”).  The Stockholders and the Transferors are collectively referred to herein as the “Transferor Parties”.  The Acquiring Parties and the Transferor Parties are collectively referred to herein as the “Parties” and each a “Party.”

WHEREAS,

(i)                                     Callahan and King each owns 50% of the outstanding Equity Securities of React;

(ii)                                  Callahan and King each owns 50% of the outstanding Equity Securities of Clubtix;

(iii)                               React owns 77.5% as of the date hereof and 82.5% contingent upon the Closing (as of the applicable date, the “Summer Set Percentage”) of the outstanding Equity Securities of Summer Set Music and Camping Festival LLC, an Illinois limited liability company (“Summer Set”; and such Equity Securities, as of the applicable date, the “Summer Set Interests”);

(iv)                              React owns 100% (the “Spring Awakening Percentage”) of the outstanding Equity Securities of Spring Awakening, LLC, an Illinois limited liability company (“Spring Awakening”; and such Equity Securities, the “Spring Awakening Interests”, and together with the Summer Set Interests, the “Company Interests”);

WHEREAS, the Transferors, Summer Set and Spring Awakening (Summer Set and Spring Awakening collectively being the “Companies”) are engaged in the business of (i) music, concert and other entertainment event production and promotion, (ii) online event ticketing, distribution and customer service, for promoters, venues, and performers, (iii) operations and management services for nightclubs and concert venues, and (iv) production, promotion, management and operation of music and entertainment festivals (the “Business”);

WHEREAS, (i) the Transferor Parties desire to contribute to Acquiror and/or one or more Affiliates of Acquiror as Acquiror shall designate pursuant to Section 11.4 of this Agreement (the “Designated Affiliates”) all of the Transferred Assets, including the Company Interests, for the consideration and on the terms and subject to the conditions set forth herein, and

(ii) Acquiror desires to acquire and/or cause one or more of its Designated Affiliates to acquire all of the Transferred Assets, including the Company Interests, from the Transferor Parties for the consideration and on the terms and subject to the conditions set forth herein;

WHEREAS, the entity formerly known as SFX Entertainment, Inc. (“SFX”) entered into an exchange agreement with Parent, pursuant to which the stockholders of SFX, on the terms and subject to the conditions set forth therein, contributed all outstanding shares of common stock, par value $0.01 per share, of SFX to Parent in exchange for shares of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”) with SFX continuing as a wholly owned Subsidiary of Parent; and

WHEREAS, Parent, and certain wholly owned limited liability company Subsidiaries of Parent have acquired certain stock or membership interests or acquired certain assets in businesses that are synergistic with those of Parent with a view to combining and expanding the overall business activities of Parent.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

The following terms, as used herein, have the following meanings:

“Accounting Firm” means an independent auditor of recognized national standing jointly selected by Parent and the Transferor Parties.

“Accredited Investor Representations” has the meaning ascribed to it in Section 3.31.

“Acquiring Parties” has the meaning ascribed to it in the introduction to this Agreement.

“Acquiring Party Indemnitees” has the meaning ascribed to it in Section 9.1.

“Acquiror” has the meaning ascribed to it in the introduction to this Agreement.

“Actions” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Adjustment Amount” has the meaning ascribed to it in Section 2.9(a).

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  With respect to any determination herein that a Person is an Affiliate of Transferor, the Acquiring Parties are relying solely on the representations, warranties and other information provided to them by the Transferor Parties.

“Aggregate Amount” has the meaning ascribed to it in Section 2.5.

“Agreement” has the meaning ascribed to it in the introduction to this Agreement.

“Applicable Law” means any domestic or foreign, federal, state or local statute, law, common law, ordinance, binding policy, binding guidance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, permit or other requirement of any Governmental Authority applicable to the Transferor Parties, the Business or the transactions contemplated hereby.

“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A.

“Assumed Liability” or “Assumed Liabilities” has the meaning ascribed to it in Section 2.2.

“Average Per Share Price” means the volume-weighted average closing price per share of Parent Common Stock as reported on any national securities exchange or the over-the-counter-bulletin board for the thirty (30) consecutive trading-day period ending on the second (2nd) trading day immediately preceding measurement (rounded down to the nearest whole share in each case), or if shares of Parent Common Stock are not listed on any national securities exchange or traded on the over-the-counter-bulletin board, the price per share of Parent Common Stock as determined in good faith by the board of directors of Parent.

“Balance Sheet Rules” means, collectively, the accounting principles, methods and practices used in preparing the Transferor Audited Financial Statements, applied on a consistent basis and in accordance with GAAP.

“Business” has the meaning ascribed to it in the introduction to this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Business Net Income” means, with respect to any Person, for the applicable fiscal period, its net income that is directly and solely attributable to the conduct of the Business, determined in conformity with GAAP.

“Callahan” has the meaning ascribed to it in the introduction of this Agreement.

“Carranza” means Erineo Carranza, an individual resident of Illinois.

“Carranza Claims” has the meaning ascribed to it in Section 5.18.

“Cash Payment” has the meaning ascribed to it in Section 2.5.

“Closing” has the meaning ascribed to it in Section 8.1.

“Closing Date” has the meaning ascribed to it in Section 8.1.

“Closing Statement” has the meaning ascribed to it in Section 2.9(b).

“Clubtix” has the meaning ascribed to it in the introduction of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“Companies” has the meaning ascribed to it in the introduction of this Agreement.

“Company Contracts” has the meaning ascribed to it in Section 3.9(a).

“Company Interests” has the meaning ascribed to it in the introduction of this Agreement.

“Compensation Programs” has the meaning ascribed to it in Section 3.19(d).

“Confidential Information” has the meaning ascribed to it in Section 5.3(b).

“Consideration” has the meaning ascribed to it in Section 2.5.

“Consideration Shares” has the meaning ascribed to it in Section 2.5.

“Contract(s)” means contracts, agreements, permits, leases, licenses, franchises, warranties, guaranties, mortgages, notes, bonds, options, warrants, rights, commitments, understandings and other obligations in each case, whether written or oral, proposed, contingent or otherwise.

“Current Assets” means the aggregate current assets of the Business, determined in accordance with GAAP, only to the extent acquired pursuant to the terms of this Agreement, which current assets (a) shall include only the line items set forth on the Pre-Closing Statement under the heading “Current Assets” and no other assets and (b) shall include (1) 100% of such current assets of the Transferors (net of any current assets of the Companies), (2) the Summer Set Percentage of the dollar amount of such current assets of Summer Set, and (3) the Spring Awakening Percentage of the dollar amount of such current assets of Spring Awakening.

“Current Liabilities” means the aggregate current liabilities of the Business, determined in accordance with GAAP, only to the extent assumed pursuant to the terms of this Agreement, which current liabilities (a) shall include only the line items set forth on the Pre-

Closing Statement under the heading “Current Liabilities” and no other liabilities and (b) shall include (1) 100% of such current liabilities of the Transferors (net of any current liabilities of the Companies), (2) the Summer Set Percentage of the dollar amount of such current liabilities of Summer Set, and (3) the Spring Awakening Percentage of the dollar amount of such current liabilities of Spring Awakening.

“Damages” means any loss, liability, claim, damage or expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees), net of (a) insurance proceeds actually received, and proceeds from related third party indemnification, contribution or similar claims actually received, and (b) an amount equal to any net reduction in cash Taxes actually payable, which directly relate to such Damages.  With respect to a Transferor Party, for the avoidance of doubt, in no event shall Damages include any loss, liability, claim, damage or expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees) incurred by Parent or any of its Subsidiaries.

“Designated Affiliates” has the meaning ascribed to it in the introduction of this Agreement.

“Designated Employees” has the meaning ascribed to it in Section 3.18.

“Designated Individuals” has the meaning ascribed to it in Section 3.33.

“Difference” has the meaning ascribed to it in Section 2.9(e).

“Direct Earn-Out Payment” has the meaning ascribed to it in Section 2.8(d)(ii).

“Direct Earn-Out Shares” has the meaning ascribed to it in Section 2.8(d)(ii).

“Dispute” has the meaning ascribed to it in Section 2.9(c).

“Domain Names” means all identifiers or URL registrations for Internet websites.

“Draw Notice” has the meaning ascribed to it in Section 5.16(a)(iii).

“Earn-Out Objection Notice” has the meaning ascribed to it in Section 2.8(c).

“Earn-Out Payment” means the Direct Earn-Out Payment together with the Released Earn-Out Payment.

“Earn-Out Period Payment Date” has the meaning ascribed to it in Section 2.8(d)(i).

“Earn-Out Shares” means the Escrowed Earn-Out Shares together with the Direct Earn-Out Shares.

“Earn-Out Spring Awakening Percentage” means the actual percentage of the outstanding Equity Securities of Spring Awakening effectively conveyed to Acquiror as part of the Transferred Assets, as adjusted to reflect any breach of or inaccuracy in Section 3.3(b), including without limitation as a result of any claims by Carranza or any purported transferee of Company Interests allegedly belonging to Carranza with respect to the Spring Awakening Interests; provided that (a) for so long as there are any Actions by Carranza or by any purported transferee of Company Interests allegedly belonging to Carranza with respect to any Company Interests pending before any Governmental Authority or, in the judgment of the Acquiring Parties, threatened, or any Liens on any Company Interests, and until such pending or threatened claims are fully resolved and such Liens are removed, the entire portion of the Spring Awakening Interests which is the subject of the dispute shall be excluded from the numerator only in the calculation of the Earn-Out Spring Awakening Percentage, and (b) once the pending or threatened claims are fully resolved and the Liens are removed, Parent shall re-calculate the Earn-Out Spring Awakening Percentage to reflect the outcome of such resolution.

“Earn-Out Statement” has the meaning ascribed to it in Section 2.8(b).

“Earn-Out Summer Set Percentage” means the actual percentage of the outstanding Equity Securities of Summer Set effectively conveyed to Acquiror as part of the Transferred Assets, as adjusted to reflect any breach of or inaccuracy in Section 3.3(b), including without limitation as a result of any claims by Carranza or any purported transferee of Company Interests allegedly belonging to Carranza with respect to the Summer Set Interests; provided that (a) for so long as there are any Actions by Carranza or by any purported transferee of Company Interests allegedly belonging to Carranza with respect to any Company Interests pending before any Governmental Authority or, in the judgment of the Acquiring Parties, threatened, or any Liens on any Company Interests, and until such pending or threatened claims are fully resolved and such Liens are removed, the entire portion of the Summer Set Interests which is the subject of the dispute shall be excluded from the numerator only in the calculation of the Earn-Out Summer Set Percentage, and (b) once the pending or threatened claims are fully resolved and the Liens are removed, Parent shall re-calculate the Earn-Out Summer Set Percentage to reflect the outcome of such resolution.

“EBITDA” means, with respect to any Person, for the applicable fiscal period,  an amount equal to its Business Net Income plus (A) the following, to the extent deducted in calculating its Business Net Income (without duplication): (1) Interest Charges, (2) all federal, state, local and foreign income Tax expense, (3) depreciation and amortization expense, and minus (B) the following to the extent included in calculating Business Net Income (without duplication): (1) federal, state, local and foreign income Tax credits and (2) interest income, in each case with respect to the applicable fiscal period.

“Economic Interests” means any outstanding profits, financial or other economic interests.

“Employee Assets” means all of the Transferors’ assets, including without limitation, computers, work stations, third party software licensed for such computers or work stations, electronic files, multi-function printers and copiers, office furniture and other tangible assets presently used or formerly used principally by the Stockholders or the Designated Employees that Parent elects to employ, which are necessary or useful for the Stockholders or each Designated Employee to continue to perform his or their respective duties for Parent or any of its Subsidiaries after the Closing without interruption.

“Employment Agreements” has the meaning ascribed to it in Section 5.4.

“Equipment” means all servers, hardware, other equipment and Equipment Embodiments and Documentation used in connection with the Business.

“Equipment Embodiments and Documentation” means all object code, source code, technical documentation, engineering notes, information sheets, specifications, compilers, tools, data schema, databases, data warehouses, software, marketing and promotional materials, software libraries, know-how, invention disclosures and technology used in connection with the Business.

“Equity Security” of any Person means any (i) capital stock, membership or partnership interest, unit or other ownership interest of or in such Person, (ii) securities directly or indirectly convertible into or exchangeable for any for the foregoing; (iii) options, warrants or other rights directly or indirectly to purchase or subscribe for any of the foregoing or securities convertible into or exchangeable for any of the foregoing; or (iv) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind relating to the issuance of any of the foregoing or giving any Person the right to participate in or receive any payment based on the profits or performance of such Person (including any equity appreciation, phantom equity or similar plan or right).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” has the meaning ascribed to it in Section 2.8(d)(iv).

“Escrow Agent” has the meaning ascribed to it in Section 2.8(d)(i).

“Escrowed Earn-Out Payment” has the meaning ascribed to it in Section 2.8(d)(i).

“Escrowed Earn-Out Shares” has the meaning ascribed to it in Section 2.8(d)(i).

“Execution Fee” has the meaning ascribed to it in Section 10.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning ascribed to it in Section 2.3.

“Excluded Representations and Warranties” means the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.13, 3.14, 3.15, 3.18, 3.19, 4.1, 4.2, 4.3, 4.10, and 4.12.

“Existing Patents and Applications” has the meaning ascribed to it in the definition of “Transferor IP” in Article 1.

“FCPA” has the meaning ascribed to it in Section 3.32.

“GAAP” means generally accepted accounting principles in the United States as in effect on the date hereof and applied on a consistent basis.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Governmental Authorization” means any approval, consent, ratification, waiver or other authorization, license, franchise, permit, exemption, clearance or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Applicable Law.

“Gross Earn-Out Payment” has the meaning ascribed to it in Section 2.8.

“Indemnifying Party” means:  (a) with respect to any Acquiring Party Indemnitee asserting a claim under Section 9.1, the Transferor Parties, jointly and severally; and (b) with respect to any Transferor Party Indemnitee asserting a claim under Section 9.2, the Acquiring Parties, jointly and severally.

“Indemnitee” means:  (a) the Acquiring Party Indemnitees with respect to any claim for which any Transferor Party is an Indemnifying Party under Section 9.1; and (b) the Transferor Party Indemnitees with respect to claims for which any Acquiring Party is an Indemnifying Party under Section 9.2.

“Intellectual Property” means United States and foreign patents, copyrights, Trade Secrets, Marks, any registrations or applications with respect to any of the foregoing, any similar or other intellectual property rights, and any rights under or with respect to any of the foregoing, including, without limitation, the right to file patent applications with respect to inventions that have been conceived or reduced to practice in whole or part as of the date hereof, any such applications that are in fact filed, the right to file applications to register copyrights in copyrightable works that have been created in whole or part as of the date hereof, and any such applications that are in fact filed.

“Intellectual Property Embodiments and Documentation” means all object code, source code, technical documentation, engineering notes, information sheets, specifications, compilers, tools, data schema, databases, data warehouses, software, marketing and promotional materials, software libraries, know-how, invention disclosures and technology.

“Interest Charges” means, for the applicable fiscal period, the sum (without duplication) of (A) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred consideration of assets, in each case to the extent treated as interest in accordance with GAAP and (B) the portion of rent expense with respect to such period under capitalized leases that is treated as interest in accordance with GAAP.

“IP Agreements” has the meaning ascribed to it in Section 3.12(h).

“IRS” means the U.S. Internal Revenue Service.

“Issuing Bank” means Standard Bank and Trust Company.

“IT Assets” means all computers, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment (including any such assets as may be used to support any electronic information and ordering web-based or virtual platform) owned, leased or licensed by any Transferor and used in connection with the Business, wherever located, and all associated documentation.

“JLP” means JL Productions LLC, a limited liability company organized under the laws of Illinois, and its permitted successors and assigns.

“JLP Adjustment Amount” has the meaning ascribed to it in Section 2.9(f).

“Key Employees” has the meaning ascribed to it in Section 5.4.

“Karounos” means Nick Karounos, an individual.

“King” has the meaning ascribed to it in the introduction of this Agreement.

“Knowledge of SFX” or “SFX’s Knowledge” has the meaning ascribed to it in Article 4.

“Knowledge of Transferor” or “Transferor’s Knowledge” means the actual knowledge of any of the Stockholders, after a reasonable investigation of the surrounding circumstances, but without imputation of knowledge.

“Lease Consent” means any approval, consent, ratification, waiver or other authorization of the other party or parties to each of the Leases identified on Schedule 5.10.

“Leased Real Property” means all real property leased or licensed to a Person, or to which such Person, has any other rights, under the Leases.

“Leases” means all of the existing leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, with respect to real property to which a Person is a party or by which such Person or the Transferred Assets, as applicable, is bound, but with respect to Transferred Assets, only to the extent that the foregoing are used in connection with the Business.

“Letter of Credit” has the meaning ascribed to it in Section 5.16.

“Liability” means, with respect to any Person, any liability, debt or other obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person or is disclosed on any schedule to this Agreement.

“Lien” means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, claim, security interest, equitable interest, option, hypothecation, easement, right of way, restriction, encumbrance, preference, priority, right of first refusal, condition or limitation of any kind in respect of such asset and any agreement to grant any of the foregoing, excluding (a) liens for Taxes that are not due and payable or that are being contested in good faith by appropriate legal proceedings in a manner that will prevent foreclosure of the applicable lien during the pendency of such proceedings, (b) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other liens imposed by Applicable Law incurred in the Ordinary Course of Business for sums not yet delinquent, (c) liens relating to deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security, and (d) liens securing any Assumed Liability.

“Lockup Agreement” means a lockup agreement among Parent and the Transferor Parties with respect to shares of Parent Common Stock owned by Transferor Parties, substantially in the form of Exhibit B.

“Marks” means trademarks, service marks, trade dress and others indicators of source, origin, sponsorship, certification or endorsement, and all goodwill in and to any such trademarks, service marks, trade dress and other indicators of source, origin, sponsorship, certification or endorsement.

“Material Adverse Effect” means, with respect to any Person, any change, event, circumstance, development or effect that has, or could reasonably be expected to have, either individually or in the aggregate, a material adverse effect on (i) such Person’s consolidated  financial condition, business, assets, properties, results of operations, operations, Liabilities, reserves, professional reputation, standing in the community or prospects, (ii) with respect to the Transferor Parties, the Transferred Assets or the Assumed Liabilities, other than, in the case of clauses (i) and (ii) above, any change, event, circumstance, development or effect that directly results from (a) changes in United States or global economic conditions that do not disproportionately impact the Business, the Transferred Assets or the Assumed Liabilities or (b) changes in the industry in which the Business operates that do not disproportionately impact the Business, the Transferred Assets or the Assumed Liabilities and (iii) with respect to the Transferor Parties, the ability of the Transferor Parties to consummate the transactions contemplated by the Transaction Documents or to timely perform any of their respective obligations under the Transaction Documents.

“Net Working Capital” means Current Assets, minus Current Liabilities as determined in accordance with the Balance Sheet Rules, each calculated immediately before, and without giving effect to, the Closing.

“North Coast” has the meaning ascribed to it in Section 5.19.

“Note” means that certain promissory note of React in favor of Parent in the principal amount of $250,000 dated November 13, 2013.

“Note Amount” means the entire principal balance of the Note outstanding on the Closing Date together with all accrued and unpaid interest thereon.

“Objections Statement” has the meaning ascribed to it in Section 2.9(c).

“Open Source License” means a software license that includes terms that require source code to be provided or made available to subsequent licensees or sublicensees, or that require any redistribution and use of software in source and binary forms to meet certain specified conditions, or any “free software” license, “public” license or open-source software license, including the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Apache license, the MIT license, the BSD license and any BSD-like license, but only to the extent used in connection with the Business.

“Open Source Software” means any Software that is licensed under, covered by or subject to an Open Source License.

“Ordinary Course of Business” means (a) consistent with the past practices of such Person or (b) in the ordinary course of the normal day-to-day operations of such Person.

“Organization Documents” has the meaning ascribed to it in Section 3.1.

“Parent” has the meaning ascribed to it in the introduction to this Agreement.

“Parent Common Stock” has the meaning ascribed to it in the introduction to this Agreement.

“Parent SEC Documents” has the meaning ascribed to it in Section 5.15.

“Party” or “Parties” has the meaning ascribed to it in the introduction to this Agreement.

“Pension Plans” has the meaning ascribed to it in Section 3.19(b).

“Permitted Activity” means a business activity described on Schedule 5.8 in which the Stockholders and their Affiliates are permitted to engage, conduct or participate.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, unincorporated organization, association, trust, estate or other entity or organization, including a Governmental Authority.

“Post-Closing Adjustment” has the meaning ascribed to it in Section 2.9(e).

“Post-Closing Tax Period” has the meaning ascribed to it in Section 9.12.

“Pre-Closing Spring Awakening Payments to JLP” means all amounts paid to JLP by or against the account of React under the Spring Awakening Revenue Sharing Agreement (including interest and penalties, if applicable) prior to the Closing.

“Pre-Closing Statement” has the meaning ascribed to it in Section 2.9(a)(i).

“Pre-Closing Summer Set Payments to JLP” means all amounts paid to JLP by or against the account of React under the Summer Set Revenue Sharing Agreement (including interest and penalties, if applicable) prior to the Closing.

“Pre-Closing Tax Period” has the meaning ascribed to it in Section 9.12.

“Property Taxes” has the meaning ascribed to it in Section 9.12.

“Proportionate Adjusted EBITDA (2012)” means $1,634,704.

“Proportionate Adjusted EBITDA (2014)” means, for the one-year period ending on December 31, 2014, the result of the following calculation: (A) the sum of (1) 100% of the aggregate EBITDA generated by the Transferred Assets (excluding the Company Interests), (2) the Earn-Out Summer Set Percentage of Summer Set’s EBITDA, and (3) the Earn-Out Spring Awakening Percentage of Spring Awakening’s EBITDA; provided that the EBITDA of any Company that has been reorganized shall be deemed to be EBITDA generated by the assets as of the date hereof of such Company; provided, further, that Proportionate Adjusted EBITDA (2014) shall not include (i) any management fees for the venues/nightclubs called Big Chicago, LLC (d/b/a NIKKI) or Club 2047, LLC (d/b/a Concord Music Hall); and (ii) incremental accounting and administrative costs, fees and expenses incurred in connection with or relating to compliance with SEC requirements for public companies; minus (B) the excess over $255,000, if any, in aggregate base salary compensation to the Key Employees pursuant to the Employment Agreements; provided further, that, if the Acquiring Parties wish to make one or more significant strategic investments in connection with the Transferred Assets and the Company Interests (such as launching a new event) prior to December 31, 2014, and the Stockholders believe that one or more such investments would negatively impact the Proportionate Adjusted EBITDA (2014), the Stockholders may elect at the time of any such investment to notify the Acquiring Parties in writing that they wish to exclude such investment, and any positive or negative returns on such investment, from the calculation of  Proportionate Adjusted EBITDA (2014); provided, further, that Proportionate Adjusted EBITDA (2014) shall contain a reasonable allocation, consistent with the Acquiring Parties’ customary business practices, of non-local sponsorships, which allocation shall be determined by Parent after reasonable consultation with the Transferor Parties and after taking into account such consultation; provided, further, that (a) for so long as there are any Actions by Carranza or by any purported transferee of Company Interests allegedly belonging to Carranza with respect to any Company Interests pending before any Governmental Authority or, in the judgment of the Acquiring Parties, threatened, or any Liens on any Company Interests, and until such pending or threatened claims are fully resolved and such Liens are removed, the Proportionate Adjusted EBITDA (2014) shall be calculated based on the Earn-Out Spring Awakening Percentage and Earn-Out Summer Set Percentage excluding the disputed Equity Securities, and (b) once the pending or threatened claims are fully resolved and the Liens are removed, Parent shall re-calculate the Proportionate Adjusted EBITDA (2014) to reflect the final Earn-Out Spring Awakening Percentage and Earn-Out Summer Set Percentage.

“React” has the meaning ascribed to it in the introduction to this Agreement.

“Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, including customers and employees, arising from the conduct of the Business before the Closing, whether or not in the Ordinary Course of Business and including any and all accounts receivables that have been written off or otherwise accounted for or reserved against as bad debts, together with any unpaid financing charges accrued thereon.

“Regulations” means all laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any Governmental Authority, including environmental laws, and laws with respect to energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health, employment practices, employee documentation, terms and conditions of employment and wages and hours.

“Related Person” means:  (a) with respect to a particular individual:  (i) each other member of such individual’s Family; (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; and (iii) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, manager, executor, or trustee (or in a similar capacity); and (b) with respect to a specified Person other than an individual:  (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (ii) each Person that serves as a director, officer, partner, manager, executor, or trustee of such specified Person (or in a similar capacity); and (iii) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (c) any Related Person of any individual described in clause (b) or (c).  For purposes of this definition, “Family” of an individual means (A) the individual, (B) the individual’s spouse (or any former spouse), (C) any other natural person who is an immediate family member of the individual or the individual’s spouse(s), and (D) any individual who resides with such individual, and “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or more of the voting securities of a second Person shall be deemed to control that second Person.

“Released Earn-Out Payment” has the meaning ascribed to it in Section 2.8(d)(v).

“Required Consents” means (a) any approval, consent, ratification, waiver or other authorization of the other party or parties to each of the Transferred Contracts identified on Schedule 3.10, (b) any approval, consent, ratification, waiver or other authorization of the Companies or the members thereof with regard to the transfer of the Company Interests and the admission of Acquiror and/or one or more of its Designated Affiliates as members of such Companies that is required by the terms of such Companies’ respective organizational documents, and (c) all other material approvals, consents, ratifications, waivers or other authorizations required to be obtained prior to the Closing Date for the consummation of the transactions contemplated by the Transaction Documents.

“Restricted Activity” means any activity, other than a Permitted Activity, that is, or would reasonably be deemed to be, competitive with (a) any aspect of the Business (i) as operated prior to the date of this Agreement or (ii) as contemplated by any of the Transferor Parties to be operated in the future as of the date of this Agreement (with regard to contemplated activities to the extent that either (x) planning by the Transferor Parties with regard thereto is underway or (y) the Transferor parties have knowledge that such activity is being contemplated), in the case of each of clause (i) and clause (ii), anywhere in the world where the Business may be conducted from time to time, or (b) any business in which any Acquiring Party and/or any of their respective Affiliates are engaged or likely, based on planning discussions involving a Stockholder or Stockholders, to engage as of the date hereof or as of the date of termination of the applicable Stockholder’s employment with a Transferor Party or one of its Affiliates.

“Retained Liabilities” has the meaning ascribed to it in Section 2.4.

“Revenue Sharing Agreements” means the Spring Awakening Revenue Sharing Agreement together with the Summer Set Revenue Sharing Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SFX” has the meaning ascribed to it in the introduction to this Agreement.

“SFX Disclosure Schedule” has the meaning ascribed to it in Article 4.

“SFX’s Accountant” means an independent auditor of recognized national standing selected by Parent, in its sole discretion.

“Software” means all (a) computer programs, applications, systems and code, in both object code and Source Code, including software implementations of algorithms, models and methodologies and program interfaces and (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, but with respect to clauses (a) and (b), only to the extent used in connection with the Business.

“Source Code” means the human-readable version of a computer program that can be compiled into executable or object code.

“Spring Awakening” has the meaning ascribed to it in the introduction of this Agreement.

“Spring Awakening Interests” has the meaning ascribed to it in the introduction of this Agreement.

“Spring Awakening Revenue Sharing Agreement” means that certain Revenue Sharing Agreement entered into as of April 3, 2013 by and between React and JLP with respect to Spring Awakening.

“Stock Consideration” has the meaning ascribed to it in Section 2.5.

“Stock Direct Earn-Out Payment” has the meaning ascribed to it in Section 2.8(d)(ii).

“Stock Escrowed Earn-Out Payment” has the meaning ascribed to it in Section 2.8(d)(i).

“Stockholders” has the meaning ascribed to it in the introduction to this Agreement.

“Straddle Period” has the meaning ascribed to it in Section 9.12.

“Subsidiary” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such equity interests, that would confer control of any such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Summer Set” has the meaning ascribed to it in the introduction of this Agreement.

“Summer Set Interests” has the meaning ascribed to it in the introduction of this Agreement.

“Summer Set Percentage” has the meaning ascribed to it in the introduction of this Agreement.

“Summer Set Revenue Sharing Agreement” means that certain Revenue Sharing Agreement entered into as of April 3, 2013 by and between React and JLP with respect to Summer Set.

“Summer Set Third Amendment” means the Third Amendment to the Operating Agreement of Summer Set, dated as of January 10, 2014.

“Tax” means (a) all taxes imposed of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, environmental tax, intangibles tax, business license tax, transfer tax, occupation tax, customs tax, duties or other taxes, fees, assessments or charges, together with any interest, penalty, or addition to tax  imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax, (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an Affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (c) any obligations under any tax sharing, tax allocation, or tax indemnity agreements or arrangements with respect to any amounts described in clause (a) or (b) above.

“Tax Return” means any return, declaration, report, election, claim for refund or information return or other statement or form relating to Tax, filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto or any amendment thereof.

“Threshold Amount” has the meaning ascribed to it in Section 9.3(a).

“Trade Secrets” means all “Trade Secrets” as defined in the Uniform Trade Secrets Act.

“Transaction Documents” means this Agreement, the Lockup Agreement, the Underwriters’ Lockup Agreement, the Assignment and Assumption Agreement, the Employment Agreements, the Letter of Credit and all other agreements and documents entered into by one or more of the Parties as contemplated by or in connection with this Agreement and the transactions contemplated hereby.

“Transfer and Sales Taxes” means all sales tax, use taxes, stamp taxes, conveyance taxes, transfer taxes, filing fees and other similar duties, taxes and fees, if any, imposed upon, or resulting from, the transfer of the Transferred Assets.

“Transferred Assets” has the meaning ascribed to it in Section 2.1.

“Transferred Contracts” has the meaning ascribed to it in Section 2.1(c).

“Transferors” has the meaning ascribed to it in the introduction to this Agreement.

“Transferor 2013 Audited Financial Statements” means the audited balance sheets and the related consolidated statements of income and expenses, stockholders’ or members’

equity, as applicable, and cash flows of the Transferors, the Companies and West Loop for the fiscal year ended as of December 31, 2013, together with all related notes and schedules thereto, accompanied by the reports thereon of Transferors’ and the Companies’ Accountants, to be delivered after the date hereof.

“Transferor 2013 Unaudited Financial Statements” has the meaning ascribed to it in Section 3.15.

“Transferor 9/30/13 Financial Statements” has the meaning ascribed to it in Section 3.15.

“Transferor Audited Financial Statements” has the meaning ascribed to it in Section 3.15.

“Transferor Financial Statements” has the meaning ascribed to it in Section 3.15.

“Transferor Interests” has the meaning ascribed to it in Section 3.3.

“Transferor IP” means all Intellectual Property, Intellectual Property Embodiments and Documentation, Domain Names or Software used in or relating to the Business.  For avoidance of doubt, Transferor IP includes, without limitation, (a) all of the patents and patent applications referenced in the foregoing sentence that are or have been issued or filed as of the Closing Date (the “Existing Patents and Applications”), (b) all other patent applications that are filed after the Closing Date that disclose or claim any inventions first conceived or reduced to practice in whole or part on or before the Closing Date that relate to the Intellectual Property Embodiments and Documentation, including, without limitation, all continuations, continuations-in-part, divisional, reexamined and reissued patent applications and patents that relate to the Existing Patents and Applications, (c) all foreign counterparts with respect to any of the foregoing, and (d) all patents that issue with respect to any of the foregoing patent applications.

“Transferor Parties” has the meaning ascribed to it in the introduction to this Agreement.

“Transferor Party Indemnitees” has the meaning ascribed to it in Section 9.2.

“Transferor Registered IP” has the meaning ascribed to it in Section 3.12(c).

“Transferor’s Disclosure Schedule” has the meaning ascribed to it in Article 3.

“Transferors’ and the Companies’ Accountants” means one of the “Big Four” accounting firms or BDO, to be selected by Parent.

“Underwriters’ Lockup Agreement” means a lockup agreement among the underwriters of the public offering of Parent Common Stock and the Transferor Parties with respect to shares of Parent Common Stock owned by Transferor Parties, substantially in the form of Exhibit C.

“Welfare Plans” has the meaning ascribed to it in Section 3.19(c).

“West Loop” means West Loop Management I, LLC, an Illinois limited liability company.

“West Loop Purchase Agreement” means that certain Asset Contribution Agreement, dated as of the date hereof, by and among Parent, Acquiror, West Loop, Callahan, King, Nick Karounos and Sam Cappas.

ARTICLE 2
CONTRIBUTION

2.1          Contribution of Transferred Assets.  On the terms and subject to the conditions of this Agreement, at the Closing, the Transferor Parties shall contribute, sell, transfer, convey, assign and deliver to Acquiror and/or one or more of its Designated Affiliates, and Acquiror shall and/or or shall cause one or more of its Designated Affiliates to purchase, accept and acquire from each Transferor Party, free and clear of any Liens, all of such Transferor Party’s right, title and interest in and to the assets constituting the Business, including without limitation, the following properties, assets, rights and claims, whether tangible or intangible, including goodwill and going concern value but excluding the Excluded Assets (the “Transferred Assets”):

(a)           all of the Transferor IP and IT Assets, including, without limitation, the Transferor IP identified on Schedule 2.1(a);

(b)           all of the Equipment, including, without limitation, the assets identified on Schedule 2.1(b);

(c)           all of the Contracts identified on Schedule 2.1(c) (the “Transferred Contracts”), except that Transferred Contracts shall not include any contract for which a Lease Consent is necessary if the Lease Consent for any such Transferred Contract is not obtained subsequent to Closing, in which event, in lieu of transferring said Transferred Contract, the Parties shall enter into a seconding arrangement with respect thereto as contemplated and set forth pursuant to Section 5.5 hereof;

(d)           all of the Employee Assets which are listed on Schedule 2.1(d) (as it may be adjusted at Closing to reflect the Designated Employees who have accepted employment offers, if any, from Parent or any of its Affiliates as of the Closing);

(e)           all websites, URLs, Domain Names and webpages used, held for use or under development in connection with the Business, whether or not registered, including without limitation, the other Domain Names identified on Schedule 2.1(e), together with all Intellectual Property associated therewith other than trademarks set forth therein which are not otherwise part of the Transferred Assets;

(f)            all advertising, marketing and sales materials developed for, or used in connection with, the Business together with all Intellectual Property embodied therein other than Intellectual Property set forth therein which are not otherwise part of the Transferred Assets;

(g)           all files, invoices, customer lists, records pertaining to customers and end-users (present, past and potential), all supplier lists and records pertaining to suppliers, books of account, files and ledgers, and other records to the extent solely and specifically for the Transferred Assets or the Assumed Liabilities and copies of the Tax books and records (redacted to exclude information not relating to the Transferred Assets or the Assumed Liabilities) relating to the Transferred Assets of the Assumed Liabilities and not otherwise provided pursuant to this clause (g);

(h)           without limiting anything set forth in clause (g) of this Section 2.1, electronic media including complete and accurate copies of all Intellectual Property Embodiments and Documentation;

(i)            all Governmental Authorizations of all Governmental Authorities necessary for the operation of the Transferred Assets and the Business set forth on Schedule 2.1(i);

(j)            all rights to insurance proceeds to the extent such rights arise from or are related to any casualty or Liability affecting the Transferred Assets or the Assumed Liabilities;

(k)           all legal and equitable privileges, rights and claims against any third parties, including without limitation, against Carranza and his Affiliates, and all choses in action relating to the Transferred Assets, the Business or the Assumed Liabilities;

(l)            all goodwill of the Business;

(m)          all of the Company Interests; and

(n)           all of the Transferor Parties’ right, title and interest in and to the corporate names “React”, “React Presents”, “Clubtix” and any other corporate name currently or formerly used in connection with the Business.

Notwithstanding the foregoing, the transfer of the Transferred Assets pursuant to this Agreement does not include the assumption of any Liability related to the Transferred Assets unless Acquiror expressly assumes that Liability pursuant to Section 2.2.

2.2          Assumption of Liabilities.  On the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements of the Transferor Parties set forth herein, Acquiror agrees, effective at the Closing, to assume, perform and timely pay and discharge only the following (collectively, the “Assumed Liabilities” and each an “Assumed Liability”):  those executory obligations arising after the Closing under the Transferred Contracts which do not relate to (i) any breach of, or failure to comply with, prior to the Closing, any representation, warranty, covenant or obligation in any such Transferred

Contract, (ii) any event that occurred prior to the Closing which, with or without notice, lapse of time or both, would constitute such a breach or failure, or (iii) any indemnification claim relating to any of the matters set forth in clauses (i) or (ii) of this Section 2.2.

2.3          Excluded Assets.  Notwithstanding anything to the contrary herein, the following assets (the “Excluded Assets”) shall be excluded from the Transferred Assets and retained by the Transferor Parties:

(a)           all cash, cash equivalents and marketable securities of each Transferor on hand or on deposit with any financial institution;

(b)           any bank or brokerage accounts of each Transferor;

(c)           all rights relating to deposits, advances, loan repayments, return of investments, prepaid Taxes, prepaid expenses, and other upfront payments, claims for refunds and rights of offset (including refunds of Tax Liabilities relating to Tax periods (or portions thereof) ending on or prior to the Closing Date);

(d)           original copies of all minute books, records, stock ledgers, Tax records and other materials each Transferor is required by law to retain;

(e)           all Contracts that are not Transferred Contracts, including those Contracts set forth on Schedule 2.3(e);

(f)            all assets of the Transferors which are not used in the Business listed on Schedule 2.3(f);

(g)           subject to Section 5.18, all legal and equitable privileges, rights and claims against any third parties, including without limitation, against Carranza and his Affiliates, and all choses in action relating to the Excluded Assets or Retained Liabilities;

(h)           all rights to insurance proceeds to the extent such rights arise from or are related to any casualty or Liability affecting the Excluded Assets or the Retained Liabilities

(i)            all ownership and other rights with respect to any Pension Plan, Welfare Plan and Compensation Program of the Transferors; and

(j)            all Receivables of each Transferor.

2.4          Retained Liabilities.  Notwithstanding any other provision of this Agreement or any of the other Transaction Documents or any other writing to the contrary, and regardless of any information disclosed to the Acquiring Parties or any of their respective Affiliates or representatives, neither Acquiror nor any Affiliates of Acquiror assumes, and Acquiror and Affiliates of Acquiror shall not at any time hereafter (including on or after the Closing) become liable or responsible for, any Liabilities of any of the Transferor Parties other than the Assumed Liabilities (such unassumed Liabilities, the “Retained Liabilities”).  The Transferor Parties shall remain bound by and liable and responsible for, and shall retain, pay, perform and discharge when due, all Retained Liabilities.

2.5          Consideration.  Subject to adjustment as set forth in Section 2.9, Section 10.3 and the final sentence of this Section 2.5, upon the terms and subject to the conditions contained in this Agreement, as consideration for the sale, transfer, assignment, conveyance and delivery of the Transferred Assets and in full payment therefor, at the Closing, (a) the Acquiring Parties shall pay or cause to be paid to the Transferor Parties an aggregate amount equal to $10,216,903 (the “Aggregate Amount”), payable as follows, subject to the  sentence that follows this one, including the proviso thereto: (i) 80% of the Aggregate Amount, or $8,173,522, in cash by wire transfer to an account or accounts designated by the Transferor Parties at least one (1) Business Day prior to Closing (the “Cash Payment”) and (ii) 20% of the Aggregate Amount in restricted (within the meaning of Rule 144 under the Securities Act)  shares of Parent Common Stock (the “Stock Consideration”), and (b) Acquiror shall assume the Assumed Liabilities as provided in Section 2.2 (the Assumed Liabilities, together with the Cash Payment and the Stock Consideration, the “Consideration”).  For purposes of determining the aggregate number of shares of Parent Common Stock to be issued as the Stock Consideration (the “Consideration Shares”), such number of Consideration Shares shall be equal to (x) 20% of the Aggregate Amount, or $2,043,381,  divided by (y) the Average Per Share Price as of the Closing Date; provided that, if, as a result of the foregoing calculation, the aggregate number of Consideration Shares to be issued to the Transferor Parties under this Section 2.5 would, in the good faith judgment of the Acquiring Parties, require shareholder approval pursuant to NASDAQ Stock Market, Equity Rule 5635(d), then  (I) the number of Consideration Shares issued to the Transferor Parties on the Closing Date shall be reduced to a number of shares equal to 19.99% of the total number of shares of Parent Common Stock outstanding as of the date of the required calculation and (II) the Cash Payment shall be increased by an amount equal to the decrease in the amount of the Stock Consideration pursuant to the preceding subclause (I).  For the avoidance of doubt, in no event shall the aggregate amount paid to the Transferor Parties pursuant to this Section 2.5 exceed the Aggregate Amount. The Consideration shall be allocated among the Transferor Parties as set forth in Schedule 2.5.  The Note Amount shall be credited against the Cash Payment paid by Parent at Closing.

2.6          Tax Treatment; Allocation of Consideration.  The Parties agree that all Consideration pursuant to Sections 2.5 shall be treated as consideration for the Transferred Assets and not characterized in any other manner (except as otherwise required pursuant to a final determination within the meaning of Section 1313(a) of the Code as if such provision applies in the relevant jurisdiction) and will be allocated to the Transferred Assets in accordance with Section 1060 of the Code and the rules and regulations promulgated thereunder and any similar provision of state, local and foreign law, as appropriate.

2.7          Withholding Rights.  Each Transferor Party shall furnish to the Acquiring Parties a properly completed and signed IRS Form W-9 certifying that the taxpayer identification number shown on such form is accurate, that it is a US person and that it is not subject to back-up withholding.

2.8          Earn-Out.  Following the Closing Date, the Acquiring Parties agree to make an additional payment to the Transferor Parties (the “Gross Earn-Out Payment”) upon the terms and subject to the conditions of this Section 2.8, based on the Proportionate Adjusted EBITDA (2014), which Gross Earn-Out Payment, if any, will be paid to the Transferor Parties in accordance with Section 2.8(d) below.

(a)           Gross Earn-Out Payment Amount.  The Gross Earn-Out Payment shall be equal to (i) the product of (x) 6.25 multiplied by (y) the difference between (A) the Proportionate Adjusted EBITDA (2014), minus (B) the Proportionate Adjusted EBITDA (2012), minus (ii) any cash invested by the Acquiror Parties relating to new festivals or venues or other revenue producing sources for the Business or other cash investments made outside of the Ordinary Course of Business  (subject to the Stockholders’ right to elect in advance, at the time of such investment, to exclude such investment, and any positive or negative returns on such investment, from the calculation, as set forth in the definition of Proportionate Adjusted EBITDA (2014)), payable as set forth in Section 2.8(d).

(b)           Earn-Out Statement.  Within thirty (30) days after the preparation of the audited financial statements with respect to the Business for the one-year period ending on December 31, 2014, Parent shall calculate the Proportionate Adjusted EBITDA (2014), and shall deliver to the Transferor Parties a report setting forth in reasonable detail the Proportionate Adjusted EBITDA (2014). The written report delivered to the Transferor Parties shall be accompanied by documentation appropriate to support the calculation of the Proportionate Adjusted EBITDA (2014).  The written report and the accompanying back-up documentation for the one-year period ending on December 31, 2014 are collectively referred to herein as the “Earn-Out Statement”.  The Earn-Out Statement shall be used for purposes of determining whether the Gross Earn-Out Payment is to be made to the Transferor Parties in accordance with Section 2.8(a) above.

(c)           Disputed Earn-Out Statement.  The Earn-Out Statement shall be final, binding and conclusive unless the Transferor Parties notify Parent in writing of any disagreement therewith (an “Earn-Out Objection Notice”) within twenty (20) Business Days after its receipt thereof, specifying (i) those items as to which there is disagreement and (ii) a reasonably detailed description of the basis, nature, dollar amount and extent of the dispute or disagreement.  If the Transferor Parties deliver an Earn-Out Objection Notice within such period, then for a period of thirty (30) Business Days from the date of delivery of the Earn-Out Objection Notice, Parent shall afford the Transferor Parties and their agents or other representatives with reasonable access during normal business hours to the relevant books and records of Acquiror, its Designated Affiliates and Parent so as to enable its review of the Earn-Out Statement.  Transferor Parties and Parent shall attempt in good faith to resolve such dispute, and any resolution by them as to any disputed amounts shall be final, binding and conclusive.  If the Transferor Parties and Parent are unable to resolve all disputes reflected in the Earn-Out Objection Notice within thirty (30) Business Days after the date of delivery of the Earn-Out Objection Notice (or such longer period as Parent and the Transferor Parties may mutually agree upon), then the Transferor Parties and Parent shall request the Accounting Firm to resolve any remaining disagreements.  Parent and the Transferor Parties shall use their commercially reasonable efforts to cause the Accounting Firm to make its determination within forty five (45)

Business Days of accepting its selection.  The determination by the Accounting Firm shall be final, binding and conclusive on the Parties and shall not be appealable.  The Transferor Parties and Parent shall deliver to the Accounting Firm all work papers and back-up materials relating to the unresolved disputes requested by the Accounting Firm to the extent available to the Transferor Parties, Parent and their respective agents or other representatives.  The Transferor Parties and Parent shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of agents or other representatives of the Transferor Parties and Parent.  The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm.  Upon resolution by the Accounting Firm to its satisfaction of all such disputed matters, the Accounting Firm shall cause to be prepared and shall deliver to the Transferor Parties and Parent a final Earn-Out Statement setting forth the Proportionate Adjusted EBITDA (2014), and the date of such delivery by the Accounting Firm shall be deemed the date on which the Earn-Out Statement and the Proportionate Adjusted EBITDA (2014) shall become final, binding and conclusive.  The fees and expenses of the Accounting Firm shall be borne by Parent.

(d)           Subject to Section 2.8(f) below, Parent shall pay to the Transferor Parties the Gross Earn-Out Payment due and payable in accordance with Section 2.8(a), if any, as follows:

(i)            Parent shall deliver to Continental Stock Transfer and Trust Company or such other escrow agent as may be mutually agreed by the Parties (the “Escrow Agent”), on or before the fifth (5th) Business Day following the date that the Earn-Out Statement becomes final, binding and conclusive in accordance with Section 2.8(c) above (the date on which such payment is made being referred to as the “Earn-Out Period Payment Date”), from the Gross Earn-Out Payment  due and payable to the Transferor Parties under the terms of Section 2.8(a), the greater of (1) 50% of such Gross Earn-Out Payment that relates and is derived from Spring Awakening, and (2) the proceeds of the Gross Earn-Out Payment up to an amount of $2,000,000 (the “Escrowed Earn-Out Payment”).  Subject to Section 2.8(d)(iii) below, such Escrowed Earn-Out Payment, if any, shall be deliverable, (A) 80% in cash and (B) 20% in restricted (within the meaning of Rule 144 under the Securities Act) shares of Parent Common Stock (the “Stock Escrowed Earn-Out Payment”).  For purposes of determining the aggregate number of shares of Parent Common Stock to be issued as the Stock Escrowed Earn-Out Payment (the “Escrowed Earn-Out Shares”), if any, such number of Escrowed Earn-Out Shares shall be equal to (x) such portion of the Escrowed Earn-Out Payment determined by Parent to be paid as a Stock Escrowed Earn-Out Payment divided by (y) the Average Per Share Price as of the Earn-Out Period Payment Date.  The cash portion of such Escrowed Earn-Out Payment, if any, shall be paid by wire transfer of immediately available funds to an account or accounts designated by the Escrow Agent.

(ii)           Parent shall pay to the Transferor Parties on the Earn-Out Period Payment Date the difference between the Gross Earn-Out Payment due and payable under the terms of Section 2.8(a) and the Escrowed Earn-Out Payment (the “Direct Earn-Out Payment”), if any.  Subject to Section 2.8(d)(iii) below, the Direct Earn-Out Payment, if any, shall be payable, (A) 80% in cash and (B) 20% in restricted (within the meaning of Rule 144 under the Securities

Act) shares of Parent Common Stock (the “Stock Direct Earn-Out Payment”).  For purposes of determining the aggregate number of shares of Parent Common Stock to be issued as the Stock Direct Earn-Out Payment (the “Direct Earn-Out Shares”), if any, such number of Earn-Out Shares shall be equal to (x) such portion of the Direct Earn-Out Payment determined by Parent to be paid as a Stock Direct Earn-Out Payment divided by (y) the Average Per Share Price as of the Earn-Out Period Payment Date.  The cash portion of such Direct Earn-Out Payment, if any, shall be paid by wire transfer of immediately available funds to an account or accounts designated by the Transferor Parties prior to the Earn-Out Period Payment Date.  The Direct Earn-Out Payment shall be allocated among the Transferor Parties in the same proportion as the Consideration was allocated pursuant to Schedule 2.5.

(iii)          Notwithstanding anything to the contrary set forth above, if, as a result of the calculations set forth in Sections 2.8(d)(i) and (ii) above, the aggregate number of shares of Parent Common Stock representing the Stock Escrowed Earn-Out Payment and the Stock Direct Earn-Out Payment to be issued to the Escrow Agent and the Transferor Parties, respectively, would, in the good faith judgment of the Acquiring Parties, require shareholder approval pursuant to NASDAQ Stock Market, Equity Rule 5635(d), then (1) the aggregate number of Escrowed Earn-Out Shares and the Direct Earn-Out Shares issued on the Earn-Out Period Payment Date in accordance with Section 2.8(d)(i) and (ii) above shall be reduced to a number of shares equal to 19.99% of the total number of shares of Parent Common Stock outstanding as of the date of the required calculation, (2) the cash portion of the Escrowed Earn-Out Payment shall be increased by an amount equal to the decrease in the amount of the Stock Escrowed Earn-Out Payment pursuant to the preceding subclause (1), and (3) the cash portion of the Direct Earn-Out Payment shall be increased by an amount equal to the decrease in the amount of the Stock Direct Earn-Out Payment pursuant to the preceding subclause (1).  For the avoidance of doubt, in no event shall the aggregate amount paid to the Escrow Agent and the Transferor Parties pursuant to this Section 2.8(d) exceed the amount specified in Section 2.8(a) above.

(iv)          The Escrow Agent shall deposit the Escrowed Earn-Out Payment into an account owned by Parent (the “Escrow Account”) and shall hold the Escrowed Earn-Out Payment pursuant to the terms of an escrow agreement to be agreed by the Parties in good faith and acting reasonably on terms that:

a)            any bank or other charges arising on the Escrow Account shall be charged to the Escrow Account and any interest or profit generated on the Escrow Account (subject to any deduction of Taxes at source or any bank or other charges properly charged to the Escrow Account) shall accrue to and form part of the Escrow Account; and

b)            any payment or disbursement to be made by the Escrow Agent under this Section 2.8(d) shall be made within five (5) Business Days of the Escrow Agent’s receipt of release instructions from the Acquiring Parties.

(v)           On or before the fifth (5th) Business Day following the date when the Parties jointly and reasonably agree, which in no event will be later than the date following the 2016 final accounting for the Summer Set festival (which the Parties anticipate shall be September 15, 2016), that (x) the Spring Awakening Revenue Sharing Agreement has expired or been sooner terminated in accordance with its terms and (y) all amounts due to JLP under the Revenue Sharing Agreements (including interest and penalties thereon, if applicable) have been paid in full or otherwise satisfied, including by payment from or offset against the Escrow Account (or any amounts, securities or property otherwise due to any Transferor Party from an Acquiring Party) in accordance with Section 5.17 and Section 9.9 hereof, the Acquiring Parties shall deliver instructions to the Escrow Agent to promptly disburse the remaining contents of the Escrow Account as directed by the Transferor Parties, less an amount to be reserved, prior to such disbursement, for payment of any then pending but unresolved claims relating to the Revenue Sharing Agreements (such net disbursement, the “Released Earn-Out Payment”).

(vi)          Notwithstanding anything in this Agreement to the contrary, the Earn-Out Payment, if any, shall constitute part of the Consideration for the contribution, sale, transfer, assignment, conveyance and delivery of the Transferred Assets under this Agreement, and shall not be construed as consideration for the services of the Stockholders in their respective capacities as an employee, consultant or officer of Parent or any of its Affiliates.  For all Tax purposes, the Earn-Out Payment shall be treated consistently with Section 2.6.

(e)           Operation of the Business.  Until December 31, 2014, Parent shall operate the Business in good faith in the Ordinary Course of Business and shall not take any actions the primary purpose of which is to avoid making or reducing the Earn-Out Payment to the Transferor Parties; provided that the parties hereto acknowledge that Parent may not have full control over the Companies to the extent there remain any third-party owners of membership interests therein.  Except as expressly provided in the immediately preceding sentence, from and after the Closing Date, Parent may operate the Business in its sole discretion without restriction.

(f)            Claims Regarding Company Interests.  Notwithstanding anything in this Agreement to the contrary, if there are any Actions by Carranza or by any purported transferee of Company Interests allegedly belonging to Carranza with respect to any Company Interests pending before any Governmental Authority or, in the judgment of the Acquiring Parties, threatened, or any Liens on any Company Interests, (i) until such pending or threatened claims are fully resolved and such Liens are removed, Parent shall calculate the Proportionate Adjusted EBITDA (2014) and prepare the Earn-Out Statement and make the Gross Earn-Out Payment based on the Earn-Out Spring Awakening Percentage and Earn-Out Summer Set Percentage excluding the disputed Equity Securities, (ii) after such pending or threatened claims are fully resolved and such Liens are removed, Parent shall re-calculate the Proportionate Adjusted EBITDA (2014) and the Gross Earn-Out Payment to reflect the final Earn-Out Spring Awakening Percentage and Earn-Out Summer Set Percentage and promptly pay any incremental Gross Earn-Out Payment (above what was previously paid) based on the revised Proportionate Adjusted EBITDA (2014), calculated consistent with the Earn-Out Statement, but provided that Parent shall have no obligation to deliver to the Transferor Parties a revised Earn-Out Statement, and (iii) if, in connection with the resolution of such pending or threatened claims or the removal of such Liens, the Company Interests are not reduced but there are any Damages to the

Acquiring Parties that for any reason are not indemnified hereunder, the Gross Earn-Out Payment shall be reduced to reflect such Damages.

2.9          Pre-Closing and Post-Closing Adjustments of Consideration.  The Consideration shall be subject to adjustment at and after the Closing as specified in this Section 2.9:

(a)           Pre-Closing Statement.

(i)            Not fewer than three (3) Business Days prior to the anticipated Closing Date, the Transferor Parties shall deliver to Parent a certificate (the “Pre-Closing Statement”) setting forth the Transferor Parties’ good faith estimates of the Net Working Capital and the amount, if any, by which the estimated Net Working Capital set forth in the Pre-Closing Statement is more or less than Zero Dollars ($0) (the “Adjustment Amount”), determined in accordance with the Balance Sheet Rules, together with supporting documentation for such estimates and any additional information reasonably requested by Parent.  The Pre-Closing Statement shall be prepared in consultation with Parent and shall be reasonably acceptable to Parent.

(ii)           If the estimated Net Working Capital set forth in the Pre-Closing Statement is less than Zero Dollars ($0) then the Consideration payable by Parent to the Transferor Parties shall be reduced by an amount equal to the Adjustment Amount; if the estimated Net Working Capital set forth in the Pre-Closing Statement is more than Zero Dollars ($0), then the Consideration payable by Parent to the Transferor Parties shall be increased by an amount equal to the Adjustment Amount.  Any downward or upward adjustment to the  Consideration under this Section 2.9(a) shall be effected, at the election of Parent in its sole discretion, as follows:  (x)  Parent shall deduct or increase, as applicable an amount in cash equal to the Adjustment Amount from the Cash Payment, (y) Parent shall cancel in the manner set forth in Section 9.9 or issue, as applicable, a number of fully paid non-assessable shares of Parent Common Stock equal to the Adjustment Amount divided by the Average Per Share Price as of the Closing Date or (z) the obligations under this Section 2.9(a) shall be satisfied using a combination of a reduction or increase, as applicable to the Cash Payment under (x) and a cancellation or issuance, as applicable, of Parent Common Stock under (y).

(b)           Closing Statement.  Within 120 days following the Closing Date, Parent shall prepare and deliver to the Transferor Parties a certificate (the “Closing Statement”) setting forth Parent’s determination of Net Working Capital, determined in accordance with the Balance Sheet Rules.  Following delivery of the Closing Statement, Parent shall provide the Transferor Parties with any supporting documentation for the Closing Statement that the Transferor Parties may reasonably request.

(c)           Dispute Resolution.  Within 30 days after the Transferor Parties’ receipt of the Closing Statement, the Transferor Parties shall deliver to Parent a written statement either accepting the Closing Statement or specifying any objections thereto in reasonable detail (an “Objections Statement”), which objections shall be in reasonable detail describing the nature and amount of the disagreement(s) asserted.  If the Transferor Parties do not deliver an Objections Statement within such 30-day period, then the Closing Statement shall become final and binding upon all parties.  If the Transferor Parties do deliver an Objections Statement within such 30-day period, then the Transferor Parties and Parent shall negotiate in good faith for 15 days following Parent’s receipt of such Objections Statement to resolve such objections (any unresolved objection, a “Dispute”).  After such 15-day period, any item or matter set forth in the Closing Statement that is not a Dispute shall become final and binding upon all parties.  If Parent and the Transferor Parties are unable to resolve all objections during such 15-day period, then any remaining Disputes, and only such remaining Disputes, shall be resolved by the Accounting Firm.  The Accounting Firm shall be instructed to resolve any such remaining Disputes in accordance with the terms of this Agreement within 30 days after its appointment (or such longer period as the Parent and the Transferor Parties may agree).  The resolution of such Disputes by the Accounting Firm (i) shall be set forth in writing, (ii) shall be within the range of dispute between Parent and the Transferor Parties, (iii) shall constitute an arbitral award, and (iv) shall be conclusive and binding upon all the parties upon which a judgment may be rendered by a court having proper jurisdiction thereover.  Upon delivery of such resolution, the Closing Statement, as modified in accordance with such resolution, shall become final and binding upon all parties.

(d)           Fees and Expenses of Accounting Firm.  The fees, costs and expenses of the Accounting Firm shall be borne by either Parent or the Transferor Parties as follows:  (i) if the Accounting Firm determines that the Net Working Capital is nearer to the Net Working Capital determined by the Transferor Parties than to the Net Working Capital determined by Parent, then Parent shall bear the fees, costs and expenses of the Accounting Firm, and (ii) if the Accounting Firm determines that the Net Working Capital is nearer to the Net Working Capital determined by Parent than to the Net Working Capital determined by the Transferor Parties, then the Transferor Parties shall bear the fees, costs and expenses of the Accounting Firm.

(e)           Final Adjustment Amounts.  The post-closing adjustment shall be an amount equal to the Net Working Capital as set forth in the final Closing Statement minus the Net Working Capital as set forth in the Pre-Closing Statement (the “Post-Closing Adjustment”).  If the Post-Closing Adjustment is a negative number, then the Consideration payable by Parent to the Transferor shall be reduced by an amount equal to the absolute value of the Post-Closing Adjustment (the “Difference”); if the Post-Closing Adjustment is a positive number, then the Consideration payable by Parent to the Transferor shall be increased by an amount equal to the Difference.  Any downward or upward adjustment to the Consideration under this Section 2.9(e) shall be effected, at the election of Parent in its sole discretion, as follows: (x) the Transferor Parties or Parent, as applicable, shall promptly, but in no event later than five (5) Business Days following determination of the Post-Closing Adjustment in accordance with this Section 2.9, pay to Parent or the Transferor Parties, as applicable, an amount in cash equal to the Difference, (y) Parent shall cancel, in the manner set forth in Section 9.9 or issue, as applicable, a number of fully paid non-assessable shares of Parent Common Stock equal to the Difference divided by the Average Per Share Price as of the Closing Date or (z) the obligations under this Section 2.9(e) shall be satisfied using a combination of a cash payment under (x) and a cancellation or issuance, as applicable, of Parent Common Stock under (y).

(f)            Adjustment for Payments to JLP.  The Consideration payable by Parent to the Transferor Parties shall be reduced by an aggregate amount equal to the Pre-Closing Spring Awakening Payments to JLP plus the Pre-Closing Summer Set Payments to JLP (the “JLP Adjustment Amount”), if any.  Any adjustment to the Consideration under this Section 2.9(f) shall be effected, at the election of Parent in its sole discretion, as follows: (x) as a deduction of the JLP Adjustment Amount from the Cash Payment, (y) as a cancelation in the manner set forth in Section 9.9 of a number of fully paid non-assessable shares of Parent Common Stock equal to the JLP Adjustment Amount divided by the Average Per Share Price as of the Closing Date or (z) using a combination of a reduction to the Cash Payment under (x) and a cancellation of Parent Common Stock under (y).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF TRANSFEROR PARTIES

As an inducement to the Acquiring Parties to enter into this Agreement and to consummate the transactions contemplated herein and except as set forth on the Transferor Parties’ disclosure schedule attached hereto and incorporated herein, comprising schedules numbered according to the sections of this Article 3 and as specifically set forth herein (the “Transferor’s Disclosure Schedule”), the Transferor Parties, jointly and severally, make the following representations and warranties to the Acquiring Parties, as of the date of this Agreement (except if another date is specified in the representation or warranty).  Each exception set forth in the Transferor’s Disclosure Schedule will be deemed to qualify (a) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Transferor’s Disclosure Schedule and (b) all other representations and warranties to the extent the relevance of such exception to such other representation and warranty is reasonably clear.

3.1          Corporate and Limited Liability Company Existence.  Each Transferor and each Company is a corporation or a limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the State of Illinois, with full corporate or limited liability company power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.  Each Transferor and each Company is duly qualified to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect with respect to such Transferor or Company.  Copies of (i) the articles of incorporation and bylaws of each Transferor, and all amendments thereto, and (ii) the certificate of formation and operating agreement of each Company, and all amendments thereto, in each case, heretofore delivered to Parent (collectively, the “Organization Documents”) are accurate and complete as of the date hereof.

3.2          Authorization.  Each Transferor has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and the Transaction Documents to which such Transferor is party and to perform its obligations hereunder and thereunder.  Each Stockholder has the right, power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Transaction Documents to which such Stockholder is a party, to consummate the transactions contemplated hereby and thereby and to perform his obligations hereunder and thereunder.  The execution and delivery by each Transferor of this Agreement and the Transaction Documents to which it is a party, and the consummation by each Transferor of the transactions contemplated hereby and thereby, have been duly authorized and approved by each Stockholder.  No other corporate proceedings on the part of any Transferor are necessary to authorize this Agreement and the Transaction Documents to which each Transferor is a party and the transactions contemplated hereby and thereby.  This Agreement and the Transaction Documents to which each Transferor is a party have been duly executed and delivered by such Transferor and are the legal, valid and binding obligations of such Transferor enforceable against such Transferor in accordance with their terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.  This Agreement and the Transaction Documents to which each Stockholder is a party have been duly executed and delivered by such Stockholder and are the legal, valid and binding obligations of such Stockholder enforceable against such Stockholder in accordance with their terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

3.3          Capital Structure.

(a)           The capitalization of each Transferor consists of the issued and outstanding Equity Securities of such Transferor (collectively, the “Transferor Interests”), that have the rights, preferences, privileges and restrictions set forth in the applicable Organization Documents and Applicable Law.  The Stockholders are the record and beneficial owner of one hundred percent (100%) of the Transferor Interests free and clear of any Liens.  All of the Transferor Interests are uncertificated.  All Transferor Interests have been duly authorized and validly issued in compliance with Applicable Laws.  Other than Transferor Interests held by the Stockholders, there are no other Transferor Interests or equivalent ownership interests in any Transferor outstanding.  Set forth on Schedule 3.3(a) are all options, warrants and other securities of each Transferor that are exercisable for or convertible into any Transferor Interests.

(b)           The capitalization of each of the Companies consists of the issued and outstanding Equity Securities set forth on Schedule 3.3(b).  Each issued and outstanding Equity Security of the Companies has been duly authorized, validly issued, is fully paid in accordance with the terms of the applicable Organization Documents, and, to the extent applicable, is non-assessable.  No Equity Security of any of the Companies is subject to, nor was it issued in violation of, any purchase option, call option, right of first refusal or offer, preemptive right, subscription right or any similar right.  No Company has violated the Securities Act, any state “blue sky” or securities laws, any other similar provision of Applicable Law or any preemptive or other similar rights of any Person in connection with the issuance or redemption of any of the Companies’ Equity Securities.   React owns 77.5% of the outstanding Equity Securities of Summer Set as of the date hereof; provided that pursuant to the terms of the Summer Set Third Amendment, contingent upon the Closing, React will own and transfer to the Acquiror at Closing

82.5% of the outstanding Equity Securities of Summer Set.  React owns 100% of the outstanding Equity Securities of Spring Awakening.

(c)           Each of the Transferor Parties, as applicable, owns, beneficially and as of record, such Equity Securities and Economic Interests of the Companies as set forth in Schedule 3.3(c)(i).  All of the Company Interests are held of record and beneficially owned by the Transferor Parties free and clear of all Liens.  Each of the applicable Transferor Parties has full right, power and authority to transfer and deliver to the Acquiror or its Designated Affiliate valid title to the Company Interests, free and clear of all Liens.  Immediately following the Closing, the Acquiror will have good and marketable title to the Company Interests, free and clear of all Liens.  The assignments, endorsements and other instruments of transfer delivered by the applicable Transferor Parties to the Acquiror at the Closing will be sufficient to transfer such Transferor Party’s entire interest, legal and beneficial, in the Company Interests to the Acquiror.  Except as set forth on Schedule 3.3(c)(ii), none of the Organization Documents grant to any Person any governance rights with respect to the transfer of the Company Interests to Acquiror, including, veto rights, rights of first refusal and tag-along rights.

(d)           Except as set forth on Schedule 3.3(d), there are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities or Contracts of any kind (contingent or otherwise) to which any Company or Transferor Party is a party or by which any of them is bound obligating any Company to issue, grant, deliver or sell, or cause to be issued, delivered or sold, additional Equity Securities of such Company or obligating such Company to issue, grant, extend or enter into any such Equity Security.  There are no outstanding obligations of any Company (contingent or otherwise) to repurchase, redeem or otherwise acquire any Equity Securities of such Company.  There are no stock or equity-appreciation rights, equity-based performance units, “phantom” equity rights or other Contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance or other attribute of any such Company or calculated in accordance therewith or to cause any Company to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company.  There are no voting trusts, proxies or other Contracts of any character to which any Company or Transferor Party is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any Equity Securities of such Company.  There are no existing Contracts between any Transferor Party on the one hand, and any other Person, on the other hand, regarding the Company Interests.

3.4          Governmental Authorization.  The execution, delivery and performance by each of the Transferor Parties of this Agreement and the Transaction Documents to which he or it is a party requires no Governmental Authorization from any Governmental Authority other than (a) any Governmental Authorizations otherwise expressly referred to in this Agreement or any schedule hereto; (b) any filings required to be made by any of the Acquiring Parties in accordance with Applicable Law; (c) notice filings that are not material to the Business; and (d) Governmental Authorizations required by Governmental Authorities outside of the U.S. to effectuate or record the transfer of any Transferred Assets.

3.5          Non-Contravention.  The execution, delivery and performance by each of the Transferor Parties of this Agreement and the Transaction Documents does not and will not (a) contravene or conflict with the Organization Documents, true and correct copies of which have been delivered to Parent by the Transferor Parties; (b) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon any of the Transferor Parties, the Companies or any of the Transferred Assets; (c) result in the creation or imposition of any Lien on any of the Transferred Assets; or (d) contravene, conflict with or constitute a violation or breach of any agreement to which any of the Transferor Parties is a party or by which any of the Transferor Parties has any obligation to third parties pursuant to any Transferred Contracts.

3.6          Ownership and Absence of Liens.  The Transferor Parties are the sole owners of all of the Transferred Assets, free and clear of any Liens.  To Transferor’s Knowledge, no third party has made any claim or assertion challenging any Transferor’s sole and exclusive ownership of all right, title and interest in and to the Transferred Assets, free and clear of all Liens.  The tangible Transferred Assets are in normal operating condition and free from any significant defects, ordinary wear and tear excepted, and have been properly serviced and maintained by the Transferors.  To Transferor’s Knowledge, no third party has made any claim or assertion challenging the Stockholders’ sole and exclusive ownership of all right, title and interest in and to the Transferor Interests and any options, warrants and other securities of any Transferor that are exercisable for or convertible into Transferor Interests, free and clear of all Liens.

3.7          Sufficiency of the Transferred Assets.  Upon consummation of the transactions contemplated by this Agreement (including, without limitation, payment of the Cash Payment and the Stock Consideration), the Transferor Parties will have sold, assigned, transferred and conveyed to Acquiror the Transferred Assets, free and clear of all Liens.  Except as noted on Schedule 3.7, the Transferred Assets comprise all of the assets utilized by the Transferor Parties in the Business, and will enable Acquiror to conduct the Business in the manner that the Transferor Parties conducted the Business during the period ended December 31, 2012.  Except as noted on Schedule 3.7, the Transferred Assets are all assets (other than personnel) necessary for Acquiror to fulfill the obligations under the Transferred Contracts, and include all operating assets of the Transferors used in the Business.  No assets necessary for or related to the conduct of the Business are owned or used by any Person other than the Transferor Parties, other than the other holders of Equity Securities or Economic Interests in the Companies.  Other than the Business, none of the Transferor Parties or any of their respective Affiliates are engaged in any business or professional endeavors.

3.8          Litigation.  There are no Actions that have been brought by or against or before any Governmental Authority or any other Person pending or, to the Knowledge of Transferor, threatened, nor have any of the Transferor Parties or the Companies received any correspondence regarding any such pending or threatened Actions, with respect to any of the Transferor Parties or the Companies that seek to enjoin or rescind the transactions contemplated by this Agreement or the Transaction Documents, and there are no existing Actions, orders, judgments or decrees against or binding upon any of the Transferor Parties, the Companies or any of the Transferred Assets, or that would prevent the performance by any of the Transferor Parties of the transactions contemplated by this Agreement.

3.9          Contracts.

(a)           The Transferor Parties have provided Parent with true, correct and complete copies of (x) all Transferred Contracts and (y) all of the Contracts identified on Schedule 3.9(a)(A) (the “Company Contracts”).  Each of the Transferred Contracts and Company Contracts is valid and effective in accordance with its terms, and is binding and enforceable against the Transferor Party or Company thereto and, to the Transferor’s Knowledge, against each other party thereto and in full force and effect.  The Transferors, Companies and, to the Transferor’s Knowledge, the other parties to the Transferred Contracts and Company Contracts have performed all of their respective obligations required to be performed under the Transferred Contracts and Company Contracts.  Except as set forth set forth on Schedule 3.9(a)(B), there is not under any of such Transferred Contracts or Company Contracts (i) any existing or claimed default by any of the Transferor Parties or Companies or (ii) to the Knowledge of Transferor, any existing or claimed default by any other party.  There is no actual or, to the Knowledge of Transferor, threatened termination, cancellation or limitation of any of the Transferred Contracts or Company Contracts.  To the Knowledge of Transferor, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to the Transferred Contracts or Company Contracts.

(b)           The Transferred Contracts and Company Contracts constitute all Contracts relating to the Business.

3.10        Permits; No Required Consents.  Schedule 2.1(i) sets forth all Governmental Authorizations of all Governmental Authorities, necessary for the operation of the Transferred Assets and the Companies in substantially the same manner as currently operated by Transferor Parties.  No Governmental Authorization of any Governmental Authorities are required to manufacture, use, sell or otherwise exploit the Transferred Assets consistent with the manner in which the Transferred Assets are or have been manufactured, used, sold or otherwise exploited by Transferor Parties.  Schedule 3.10 sets forth the Required Consents that must be obtained prior to the Closing Date.  Except as set forth in Schedules 2.1(i) and 3.10, no consents are required for the Transferor Parties to sell the Transferred Assets.

3.11        Compliance with Applicable Laws.  None of the Transferor Parties or the Companies is in violation of any Applicable Law or any order, writ, injunction or decree of any Governmental Authority applicable to the Transferred Assets or the Business, except where such violation would not be material to the Business.  All documentation, correspondence, reports, data, analysis and certifications relating to or regarding the Transferred Assets filed or delivered (or, if amended, as of the date for which such amendment speaks) by or on its behalf to any Governmental Authority were true and accurate in all material respects when so filed or delivered and remain, to the extent required by any Applicable Laws.

3.12        Intellectual Property.

(a)           Schedule 3.12(a) sets forth an accurate and complete list, as of the date hereof, of all material Transferor IP and IT Assets.   Transferors and the Companies are the exclusive owners of the entire and unencumbered right, title and interest in and to, all Transferor

IP and IT Assets purported to be owned by Transferors and the Companies, and Transferors and the Companies, as applicable, have a valid right to use all Transferor IP and IT Assets in the ordinary course of the Business as currently conducted or as contemplated to be conducted free and clear of any and all Liens.  The consummation of the transactions contemplated under the Transaction Documents will not alter, impair, or extinguish any Transferor IP.

(b)           Transferor Parties and the Companies have taken all commercially reasonable actions to maintain and protect their rights in the Transferor IP including, without limitation, by maintaining the confidentiality of its related Trade Secrets.   At no time during the conception or reduction to practice of any Transferor IP was any developer, inventor or other contributor to such Transferor IP operating directly or indirectly under any grants from any Governmental Authority or subject to any employment agreement, invention assignment, nondisclosure agreement or other Contract with any third Person that could adversely affect the rights of any Transferor or Company, and upon the Closing, Acquiror to such Transferor IP.

(c)           To the Knowledge of Transferor, all of the Transferor IP is valid, enforceable and subsisting.  No Transferor or Company has received any notice or claim challenging or questioning the ownership, validity or enforceability of any Transferor IP. The Transferor IP is not subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Transferor IP or that would impair the validity or enforceability of such Transferor IP.  Each Transferor and each Company has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the registered and applied for Intellectual Property listed on Schedule 3.12(a) (the “Transferor Registered IP”), and all documents, assignments, recordations and certificates necessary to be filed by such Transferor to demonstrate its ownership of the Transferor Registered IP and/or maintain the effectiveness of the Transferor Registered IP have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, so that no item required to be listed in Schedule 3.12(a), has lapsed, expired or been abandoned or canceled other than in the ordinary course of the such Transferor’s or Company’s business.  Except as set forth on Schedule 3.12(c), none of the Transferor Registered IP requires any maintenance fees to be paid, affidavit of use to be filed or Taxes or actions falling due within six (6) months after the Closing.

(d)           To the Knowledge of Transferor, neither the Transferor IP nor the conduct by the Transferor Parties and the Companies of the Business as currently conducted or contemplated to be conducted conflicts with, infringes, misappropriates or dilutes any intellectual property or other proprietary rights, including rights of privacy, publicity and endorsement, of any third Person.  No Transferor or Company has received any written notice or claim asserting or suggesting that any such infringement, misappropriation or dilution may be occurring or has occurred (including, without limitation, offers to license).  To Transferor’s Knowledge, no third party is misappropriating, infringing or diluting any Transferor IP.

(e)           Except as set forth on Schedule 3.12(e), to the Knowledge of Transferors, no Open Source Software has been incorporated into or used or distributed with any of Transferors’ or the Companies’ Software or otherwise used by Transferors or the Companies in any respect in or in connection with Transferors’ or the Companies’ Software, in a manner that requires any publishing of Transferors’ or the Companies’ Software source code.  To the Knowledge of Transferors, none of Transferors’ or the Companies’ Software is covered by or subject to any Open Source License that requires that source code to be published or made freely available.  To the Knowledge of Transferors, Transferors and the Companies have not created any derivative work based upon any Open Source Software in a manner that requires that those derivative works be published or made feely available.  To the Knowledge of Transferors, none of the Transferor IP itself is Open Source Software.

(f)            Transferor Parties have provided Acquiror complete and accurate copies of all Intellectual Property Embodiments and Documentation, if any.

(g)           In connection with the Business, to Transferor’s Knowledge, the activities of each Transferor’s and Company’s current and past managers, members, employees, officers and contractors in connection with their employment or contractual or other relationship with such Transferor or Company did not and do not violate any agreements or arrangements that any such employees or consultants had or have with any former employer or any other Person.  No litigation (or other proceeding in or before any Governmental Authority or arbitral body) charging any Transferor or Company with infringement or unauthorized or unlawful use of any Transferor IP, or alleging that any services provided by, processes used by, or products manufactured or sold by any Transferor or Company infringe or misappropriate any Intellectual Property right of any third party, is pending, or to Transferor’s Knowledge, threatened; nor, to Transferor’s Knowledge (but without any investigation or inquiry by Transferor’s whatsoever), is there any reasonable basis for any such litigation or proceeding.

(h)           Schedule 3.12(h)(1) identifies all licenses and other agreements currently in effect pursuant to which each Transferor and Company has licensed, distributed or otherwise granted any rights to any third party with respect to any Transferor IP.  No Transferor or Company has given any party an indemnity in connection with the Transferor IP.  Schedule 3.12(h)(2) identifies all licenses and other agreements currently in effect pursuant to which a third party has licensed, distributed or otherwise granted to any Transferor or Company any rights to such third party’s Intellectual Property, Intellectual Property Embodiments and Documentation, Domain Names or Software that are used in connection with the Business (the foregoing constituting the “IP Agreements”). Except as set forth on Schedule 3.12(h)(3), the Transferor Parties and the Companies are not obligated to pay any on-going license fees, royalties or any other amount to any other Person in connection with the IP Agreements, the operation of the Business, any license of the Transferor IP or any of the transactions contemplated hereunder, and have no liabilities thereunder.  Consummation of the transactions contemplated by this Agreement will not result in any increase of any fees with respect to any of the IP Agreements. Except as set forth on Schedule 3.12(h)(4), none of the parties to the Transferred Contracts have received, or have a right to receive, any discounts, special pricing or other benefits in connection with the Business other than those expressly set forth in the Transferred Contract entered into by such party.  No Transferor, Company nor, to the Knowledge of Transferor, any other party to any IP Agreement, is in breach or default thereof, and each IP Agreement is fully valid and enforceable in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

(i)            The IT Assets operate and perform in all material respects in accordance with their operation and performance prior to the date of this Agreement.  To the Knowledge of Transferor, no Person has gained unauthorized access to the IT Assets.

(j)            Each Transferor’s and each Company’s operation of any web sites used in connection with the Business, and content thereof and data processed, collected, stored or disseminated in connection therewith, do not violate any Applicable Laws, or any Person’s right of privacy or publicity.  Each Transferor and Company (i) has obtained all necessary permits, approvals, consents, authorizations or licenses to lawfully operate its web sites and to use its data and (ii) is operating its web sites and using its data in accordance with the scope of such permits, approvals, consents, authorizations or licenses.  Each Transferor and Company has taken all steps in accordance with normal industry practice to secure its web sites and data, and any portion thereof, from unauthorized access or use by any Person.

3.13        Advisory Fees.  There is no broker, finder, agent or other intermediary who has been retained by or is authorized to act on behalf of any of the Transferor Parties or their respective Affiliates and is entitled to any fee, commission or reimbursement of expenses upon consummation of the transactions contemplated by the Transaction Documents. For the avoidance of doubt, no manager, member, employee or officer of any Transferor is considered to be a broker, finder, agent or other intermediary of such Transferor, even if they are acting as a finder for, or are planning to become employees of, an Acquiring Party.

3.14        Taxes.  Each Transferor Party and Company has timely filed all Tax Returns required to be filed by such Transferor Party or Company and all such Tax Returns have been true, correct, and complete in all material respects.  Each Transferor Party and Company has timely paid all Taxes imposed on such Transferor Party or Company when the same have become due.  Each Transferor Party and Company has complied with all Applicable Laws relating to the withholding and collection of Tax with respect to the Business (including without limitation any withholding with respect to wages or other amounts paid or owing to any United States or foreign employee, independent contractor, creditor, artist, performer, licensor, lessor, member, shareholder or other third party), and has timely reported such amounts and paid them over to the applicable Governmental Authority.  There is no outstanding claim, audit or other examination or proceeding with respect to Taxes with respect to any Transferor Party or Company and, to the Knowledge of Transferor, no such claim, audit, examination or proceeding is threatened.  No claim has ever been made by a Governmental Authority in a jurisdiction where the Transferor Parties and the Companies do not file Tax Returns that they are or may be subject to taxation by that jurisdiction. There are no Liens on any of the Transferred Assets that arose in connection with any failure (or alleged failure) to pay any Tax.  The Transferor Parties and the Companies have complied in all material respects with all Applicable Laws with respect to the Business with respect to record retention of Tax records.  No Transferor Party or Company has any obligation under any agreement providing for the allocation or sharing of Taxes or an agreement providing for an indemnification for Taxes.  True and complete copies of the Tax Returns of each Transferor and each Company for each of the three fiscal years ended as of

December 31, 2012, December 31, 2011 and December 31, 2010, and the related schedules and work papers have been delivered by such Transferor to Parent. Subject to compliance by each Transferor Party with Section 2.7, such Transferor Party shall be entitled to receive any payments to be made to it hereunder without the withholding of any Tax.

3.15        Financial Statements.  True and complete copies of (i) the audited balance sheets and the related consolidated statements of income and expenses, stockholders’ or members’ equity, as applicable, and cash flows of the Transferors, the Companies and West Loop for each of the fiscal years ended as of December 31, 2011 and December 31, 2012, together with all related notes and schedules thereto, accompanied by the reports thereon of Transferors’ and the Companies’ Accountants (the “Transferor Audited Financial Statements”), (ii) the unaudited  balance sheets and the related consolidated statements of income and expenses, stockholders’ or members’ equity, as applicable, and cash flows of Transferors, the Companies and West Loop for the year-to-date period ended on September 30, 2013 and for the corresponding year-to-date period of the prior year, together with all related notes and schedules thereto (the “Transferor 9/30/13 Financial Statements”), and (iii) the unaudited balance sheets and the related combined statements of income and expenses, stockholders’ or members’ equity, as applicable, and cash flows of Transferors, the Companies and West Loop for the fiscal year ended as of December 31, 2013, together with all related notes and schedules thereto (the “Transferor 2013 Unaudited Financial Statements” and, together with the Transferor Audited Financial Statements, and the Transferor 9/30/13 Financial Statements, the “Transferor Financial Statements”) have been delivered by the Transferor Parties to Parent.  The Transferor Audited Financial Statements and the Transferor 9/30/13 Financial Statements (A) were prepared in accordance with the books of account and other financial records of Transferors, the Companies and West Loop, (B) present fairly in all material respects the consolidated financial condition and results of operations of Transferors, the Companies and West Loop as of the dates thereof or for the periods covered thereby, (C) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of Transferors, the Companies and West Loop,  (D) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of Transferors, the Companies and West Loop and the results of the operations of Transferors, the Companies and West Loop in all material respects as of the dates thereof or for the periods covered thereby, and (E) were prepared by a public accounting firm registered and in good standing with the Public Company Accounting Oversight Board.  The Transferor 2013 Unaudited Financial Statements were prepared in accordance with the books of account and other financial records of Transferors, the Companies and West Loop and present the combined financial condition and results of operations of Transferors, the Companies and West Loop as of the date thereof and for the period covered thereby in a way that is materially correct, to the Transferor’s Knowledge.  The Transferor 2013 Unaudited Financial Statements were prepared in a manner and have been delivered in a condition suitable for immediate audit by Transferors’ and the Companies’ Accountant or SFX’s Accountant, as the case may be, as necessary to comply with all SEC rules and regulations applicable to financial statements for inclusion in the Parent SEC Documents.  The aggregate consolidated EBITDA for the Transferors, the Companies and West Loop for the fiscal year ended as of December 31, 2013, to be derived from the Transferor 2013 Audited Financial Statements, shall equal or exceed $1,135,000.

3.16        Absence of Liabilities, Changes and Events.  Since December 31, 2012, none of the Transferor Parties and Companies has (a) incurred any debts, liabilities, claims against or obligations, that may adversely affect any of the Transferor Parties’ ability to perform his or its obligations hereunder or under the other Transaction Documents or may adversely affect the ownership of the Transferred Assets or the use thereof by Acquiror or its Designated Affiliates in the manner currently used by Transferor Parties, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including but not limited to liabilities on account of Taxes, other governmental charges, duties, penalties, interest or fines; (b) sold, assigned, transferred or licensed any tangible or intangible asset used in the operation of the Business other than in the Ordinary Course of Business; (c) modified or terminated any IP Agreements; (d) increased any salaries, wages or employee benefits or made any arrangement for payment of any bonus or special compensation for any employee of any Transferor or Company who primarily perform services with respect to the Business other than in the Ordinary Course of Business; (e) agreed to take any action described in (a) through (d) above, or (f) had a Material Adverse Effect with respect to any Transferor or Company.

3.17        Operation of the Business.  Since December 31, 2012, except as set forth on Schedule 3.17, the Transferor Parties, the Companies and their respective Affiliates have conducted the Business, including ownership and use of the Transferred Assets, only through Transferors and the Companies and not through any other divisions or any other direct or indirect Subsidiary or Affiliate of any of the Transferor Parties.  Since December 31, 2012, Transferors and the Companies have operated the Business in the Ordinary Course of Business.  To the Knowledge of Transferor, as of the date hereof, there are no material adverse changes, modifications or amendments contemplated to be made to any of the Transferred Contracts,  the Company Contracts or any of Transferors’ and the Companies’ existing, scheduled or planned revenue generating activities with respect to the Business.

3.18        Employment and Labor Matters.  Schedule 3.18 lists all employees of Transferors and the Companies who primarily perform services with respect to the Business (the “Designated Employees”).  Each Transferor and each Company has complied in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health.  With respect to the Designated Employees:

(a)           except for routine government inquiries, examinations and inspections which the Transferors have no reason to believe are material, there are no charges, governmental audits, investigations, administrative proceedings or complaints, grievances or actions concerning the employment practices of any Transferor or Company pending, nor has any of the Transferor Parties been notified in writing of any such matter being threatened, before any Governmental Authority;

(b)           No Transferor or Company is party to any union or collective bargaining agreement, no union attempts to organize its employees have been made, nor are any such attempts now threatened;

(c)           No Transferor or Company has experienced any organized slowdown, work interruption, strike, or work stoppage by any of its employees;

(d)           none of such employees have filed any complaints against any Transferor or Company, or any managers, members, officers or employees of any Transferor or Company, or initiated any Actions against any of the Transferor Parties or the Companies or been subject to any disciplinary actions by any Transferor or Company;

(e)           No Transferor or Company will incur any Liability to any such employee or violate any Applicable Laws respecting employment and employment practices as a result of the transactions contemplated by this Agreement; and

(f)            The Transferor Parties have valid written documentation that each such employee is a U.S. resident or is authorized to work in the U.S. and has delivered such documentation to Acquiror.

3.19        Employee Benefit Matters.

(a)           A true, correct and complete list of the names, titles, base salaries, bonus information, date of hiring, sick and vacation leave that is accrued and unused and all other benefits of the Designated Employees as of the date hereof is included on Schedule 3.19.  To Transferor’s Knowledge, except as contemplated by this Agreement (i) it is not expected that any of the Designated Employees will be terminating employment with any Transferor or Company prior to the Closing Date or will not commence employment with Acquiror as of the Closing Date,  (ii) none of the Designated Employees or former employees of any Transferor or Company have violated any confidentiality agreement or covenant not to compete and (iii) none of the Designated Employees have violated (A) any material Applicable Laws in the course of their employment with any Transferor or Company, or (B) any material Transferors’ or Companies’ policies, in each case excepting such violations as would not be expected to have a Material Adverse Effect with respect to such Transferor or Company.

(b)           No Transferor has any employee pension benefit plans, as defined in Section 3(2) of ERISA, other than those listed in Schedule 3.19 (the “Pension Plans”).

(c)           Arising from their employment with a Transferor or Company, the Designated Employees receive benefits or are eligible under only the employee welfare benefit plans, as defined in Section 3(1) of ERISA (including but not limited to, life insurance, medical, hospitalization, holiday, vacation, disability dental and vision plans) as are listed on Schedule 3.19 (the “Welfare Plans”).

(d)           Arising from their employment with a Transferor or Company, the Designated Employees receive benefits or are eligible under only unwritten incentive compensation, material fringe benefit, material payroll or employment practice, bonus, option, stock purchase, severance, sick pay, salary continuation, deferred compensation, supplemental executive compensation plans, employment agreements (other than those terminable at will without severance) and consulting agreements for the benefit of their officers, directors, employees, former employees, or independent contractors as are listed in Schedule 3.19 (the “Compensation Programs”).

(e)           Each Welfare Plan has been operated and administered in substantial compliance with ERISA and the Code.

(f)            All amounts required to be paid by any Transferor or Company with respect to any Designated Employee under each Welfare Plan and Compensation Program on or before the Closing Date have or will be paid.

(g)           Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby or by the Transaction Documents will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any Designated Employee, (ii) increase any benefits otherwise payable under any Welfare Plan or Compensation Program to any Designated Employee, or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

3.20        Insurance.  With respect to the Business, each Transferor and each Company maintains insurance policies that are customary and adequate, including, without limitation, general liability employer’s liability, business liability and errors and omissions policies.  All such insurance policies are listed on Schedule 3.20 and are in full force and effect and enforceable in accordance with their terms.  All of the Transferred Assets and the use of the Transferred Assets of an insurable nature are insured by Transferors in such amounts and against such losses or risks as is customary and usual, as required by Applicable Law and as required by Contract. All of the assets of the Companies and the use of such assets of an insurable nature are insured by the Companies in such amounts and against such losses or risks as is customary and usual, as required by Applicable Law and as required by Contract.

3.21        Real Property.  No Transferor or Company owns a fee interest in any real property.  Schedule 3.21(a) sets forth a true, correct and complete list of all the Transferors’ Leases, and Schedule 3.21(b) sets forth a true, correct and complete list of all the Companies’ Leases.  The Transferor Parties have delivered true, complete and correct copies of all such Leases (including, all amendments, modifications and supplements thereof) to Acquiror and each such Lease is in full force and effect.  Each Transferor or Company, as tenant under its Leases, is not in arrears in the payment of any rent under such Leases.

3.22        Books and Records.  Each Transferor and Company has made and kept (and given the Acquiring Parties access to) the books of account, minute books, stock or other ownership record books and other records of such Transferor or Company relating to the Business, which, in reasonable detail, accurately and fairly reflect in all material respects the activities of such Transferor or Company related to the Business. The minute books of Transferors and Companies contain accurate and complete records of all meetings held of, and corporate action taken by, Transferor’s directors and stockholders and the Companies’ managers and members, as applicable, and no such meeting has been held for which minutes have not been prepared or actions taken for which written consents have not been prepared, as applicable, and are not contained in such minute books. At the time of the Closing, all of such books and records will be in the possession of the applicable Transferor or Company.

3.23        Solvency.

(a)           No Transferor or Company is now insolvent nor will be rendered insolvent by the transactions contemplated by this Agreement. As used in this section, “insolvent” means that the sum of the Liabilities of any Transferor or Company exceeds the present fair market value of such Transferor’s or Company’s assets.

(b)           Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) each Transferor and each Company will be able to pay its Liabilities as they become due in the ordinary course of its business; (ii) each Transferor and each Company will not have unreasonably small capital with which to conduct its present or proposed business; and (iii) taking into account all pending and threatened Actions, final judgments against each Transferor and each Company in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, such Transferor or Company will be unable to satisfy any such judgments in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of such Transferor or Company.

(c)           No bankruptcy, reorganization, debt arrangement or other case or Action under any bankruptcy or insolvency law has been commenced with respect to any Transferor or Company.

3.24        No Other Agreements to Sell the Transferred Assets or Transferor Interests.  None of the Transferor Parties, nor any of their respective representatives or Affiliates, is a party to any Contract with any other Person (other than the Acquiring Parties with respect to clause (a) of this Section 3.24) to (a) sell, assign, transfer or effect a sale of the Business or any of the Transferred Assets, (b) issue, sell, assign, transfer or effect a sale of any Transferor Interests, or (c) effect any merger, consolidation, liquidation, dissolution or other reorganization of any Transferor, or to enter into any Contract or cause the entering into of any Contract with respect to any of the foregoing.

3.25        Affiliates.  Other than the Stockholders, no Transferor is controlled by any Person and no Transferor is in control of any other Person.  Schedule 3.25 lists each Transferred Contract to which a Transferor Party and any Party or any of their Related Persons is a party.  Neither the Stockholders nor any of their respective Related Persons own, directly or indirectly, or otherwise has an interest in whole or in part, any tangible or intangible property (including the Transferor IP) that any Transferor or Company uses or the use of which is necessary for the conduct of the Business or the ownership or operation of the Transferred Assets or the Companies.

3.26        Revenue Participations and Promotes.  Except for the Revenue Sharing Agreements and as set forth on Schedule 3.26, none of the Transferor Parties, nor any of their respective representatives or Affiliates, is a party to any Contract providing any Person with any right to participate in any current or future revenue or net income of the Transferors, the Companies or the Business or generated from the Transferred Assets or from any activities engaged in by any of the foregoing, or “promote” fees or similar incentives, and no Liabilities are outstanding in connection with any such arrangement.  True and complete copies of the Revenue Sharing Agreements and any other written Contracts set forth on Schedule 3.26 have been provided to Parent, and any such oral Contracts have been accurately described on Schedule 3.26.

3.27        Securities Law Matters.  The offer and sale of the shares of Parent Common Stock comprising the Stock Consideration and Earn-Out Shares, if any, to Transferor Parties is being made as a private placement pursuant to Section 4(a)(2) of the Securities Act and Regulation D thereunder, and is not being registered under the Securities Act.  Each of the Transferor Parties hereby acknowledges that the shares of Parent Common Stock comprising the Stock Consideration and Earn-Out Shares, if any, have not been registered under the Securities Act, or registered or qualified for sale under any state securities laws, and cannot be resold without registration thereunder or exemption therefrom.  Each of the Transferor Parties is an “accredited investor,” as such term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D of the Securities Act, and will acquire the shares of Parent Common Stock comprising the Stock Consideration and Earn-Out Shares, if any, for his, her or its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state “blue sky” laws or any other applicable securities laws.  Each of the Transferor Parties has sufficient knowledge and experience in financial and business matters to enable him or it to evaluate the risks of investment in the shares of Parent Common Stock comprising the Stock Consideration and Earn-Out Shares, if any, is acquiring the shares of Parent Common Stock comprising the Stock Consideration and Earn-Out Shares, if any, with a full understanding of all of the terms, conditions and risks thereof, and at the Closing Date will bear and has the ability to bear the economic risk of this investment for an indefinite period of time.  Each of the Transferor Parties understands and agrees to the terms and conditions under which the shares of Parent Common Stock comprising the Stock Consideration and Earn-Out Shares, if any, are being offered.

3.28        Legends.  Each of the Transferor Parties acknowledges that, to the extent applicable, each certificate evidencing the shares of Parent Common Stock comprising the Stock Consideration and Earn-Out Shares, if any, shall be endorsed with a legend substantially in the form set forth below, as well as any additional legend imposed or required by applicable securities laws:

“THIS SECURITY (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY U.S. STATE, NOR IS ANY SUCH REGISTRATION CONTEMPLATED. THIS SECURITY AND ANY SECURITY ISSUABLE UPON CONVERSION HEREOF MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

THE HOLDER OF THIS SECURITY AGREES THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO SFX ENTERTAINMENT, INC., OR ITS SUCCESSOR, (II) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, OR (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY THE BUYER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO ABOVE. IN ANY CASE, THE HOLDER HEREOF WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THE SECURITIES EXCEPT AS PERMITTED UNDER THE SECURITIES ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A CERTAIN LOCK-UP AGREEMENT BETWEEN SFX ENTERTAINMENT INC. (THE “COMPANY”) AND THE REGISTERED OWNER OF THIS CERTIFICATE, AND SUCH AGREEMENT IS AVAILABLE FOR INSPECTION WITHOUT CHARGE AT THE OFFICE OF THE COMPANY.”

3.29        Restricted Securities.  Each of the Transferor Parties acknowledges that the shares of Parent Common Stock comprising the Stock Consideration and Earn-Out Shares, if any, are “restricted securities” (as such term is defined in Rule 144 under the Securities Act) and must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.

3.30        Access to Information.  Each of the Transferor Parties acknowledges that he or it has been afforded an opportunity to request and to review all information considered by them to be necessary to make an investment decision with respect to the shares of Parent Common Stock comprising the Stock Consideration and Earn-Out Shares, if any.  Each of the Transferor Parties has received and reviewed information about Parent and has had an opportunity to discuss Parent’s business, management and financial affairs with its management.

3.31        Reliance Upon Representations.  Each of the Transferor Parties understands and acknowledges that: (a) the shares of Parent Common Stock comprising the Stock Consideration and Earn-Out Shares, if any, have not been registered under the Securities Act; (b) the representations and warranties contained in Sections 3.27 - 3.32 (the “Accredited Investor Representations”) are being relied upon by Parent as a basis for exemption of the sale of the shares of Parent Common Stock comprising the Stock Consideration and Earn-Out Shares, if any, under the Securities Act; (c) the offering of the shares of Parent Common Stock comprising the Stock Consideration and Earn-Out Shares, if any, pursuant to this Agreement when issued will not be registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from the registration requirements of the Securities Act; and (d) no state or federal agency has made any finding or determination as to the fairness of the terms of the sale of the shares of Parent Common Stock comprising the Stock Consideration and Earn-Out Shares, if any, or any recommendation or endorsement thereof.  If any of the representations made by the Transferor Parties in connection with their acquisition of the shares of Parent Common Stock comprising the Stock Consideration and Earn-Out Shares, if any, are no longer accurate prior to Closing, the Transferor Parties will promptly notify Parent.

3.32        Foreign Corrupt Practices Act.  None of the Transferor Parties nor any of their respective directors, agents, members, distributors, employees or other Person associated with or acting on their behalf, has, directly or indirectly, taken any action which would cause any of the Transferor Parties to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Law applicable to the Transferor Parties (as in effect at the time of such action) (collectively, the “FCPA”), and none of them has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.  The Transferor Parties have established reasonable internal controls and procedures reasonably designed to prevent and detect violations of the FCPA.

3.33        Criminal History.  Schedule 3.33 lists all those individuals that either own, manage or provide material services to the nightclubs operated by the Transferors and the Companies (the “Designated Individuals”).  No Designated Individual or Designated Employee has ever been convicted of a felony or entered a plea of nolo contendere to a felony charge. To the best of Transferor’s Knowledge, no other employee or consultant of any of the Transferors or the Companies has ever been convicted of a felony or entered a plea of nolo contendere to a felony charge.

3.34        Exculpation.  Each of the Transferor Parties acknowledges that it is not relying upon any Person or firm, including, without limitation, any of the Acquiring Parties, in making its investment or decision to invest in Parent, other than the representations and warranties of the Acquiring Parties contained in this Agreement.

3.35        Material Misstatements Or Omissions.  No representations or warranties by any of the Transferor Parties in this Agreement (including the Transferor’s Disclosure Schedule) or any Transaction Document to which any of them is a party contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.  Transferor has furnished or caused to be furnished to the Acquiring Parties or any of their respective officers, directors, agents, employees or other representatives for review complete and correct copies of all agreements and documents set forth on or referred to in the Transferor’s Disclosure Schedule.

3.36        No Other Representations and Warranties.  Except as expressly set forth in this Article 3, no Transferor Party makes any representation or warranty, express or implied, at law or in equity, with respect to the Transferor Parties, their Affiliates, their businesses or financial condition or any of their assets, Liabilities or operations or any other matter, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE ACQUIRING PARTIES

In this Article 4, any reference to the “Knowledge of SFX” or “SFX’s Knowledge” means the actual knowledge after reasonable inquiry of Richard Rosenstein, CFO, Shelly Finkel, Vice Chairman, Howard Tytel, General Counsel, and Mitchell Nelson, Senior Legal Advisor.

Except as disclosed in that section of the document of even date herewith delivered by Parent to the Transferors prior to the execution and delivery of this Agreement (the “SFX Disclosure Schedule”; all references in this Article 4 to a “Schedule” mean a Schedule of SFX Disclosure Schedule) corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate or as disclosed in another section of the SFX Disclosure Schedule if it is reasonably apparent from the nature of the disclosure that it is applicable to another Section of this Agreement, each Acquiring Party represents and warrants to the Transferor Parties as follows:

4.1          Corporate Existence and Power.  Each of the Acquiring Parties is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing, and no certificate of dissolution has been filed, under the laws of the jurisdiction of its incorporation or formation.  Each of the Acquiring Parties has the corporate or limited liability company power to own its properties and to carry on its respective business as now being conducted and as proposed to be conducted.  Each of the Acquiring Parties has delivered or made available to the Transferor Parties a true and correct copy of its charter, bylaws or equivalent organizational documents, each as amended to date.  No Acquiring Party is in violation of any of the provisions of its charter, bylaws or equivalent organizational documents.

4.2          Capital Structure.  The authorized capital stock of Parent consists of (i) 300,000,000 shares of Parent Common Stock, of which there were issued and outstanding as of the close of business on the date hereof, 88,255,047 shares of Parent Common Stock, and (ii) 100,000,000 shares of preferred stock, par value $0.001 per share, of which there were issued and outstanding as of the close of business on the date hereof, no shares of preferred stock of Parent.  All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are free of any Liens other than any Liens created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the charter, bylaws or equivalent organizational documents of an or any agreement to which any Acquiring Party is a party or by which it is bound.

4.3          Authorization.  Each of the Acquiring Parties has all requisite corporate or limited liability company, as the case may be, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of the Acquiring Parties of this Agreement and the consummation of the transactions contemplated by this Agreement and the Transaction Documents are within the corporate powers of each of the Acquiring Parties and have been duly authorized by all necessary corporate or limited liability company, as the case may be, action on the part of each of the Acquiring Parties.  This Agreement has been duly and validly executed by each of the Acquiring Parties and each of the Transaction Documents will be duly and validly executed by and does or will constitute the legal, valid and binding agreement of each of the Acquiring Parties, enforceable against such party in accordance with its terms (assuming execution by the other parties thereto), subject to general principles of equity (regardless of whether such enforceability is considered in an action in equity or at law).

4.4          Governmental Authorization, Other Consents.  The execution, delivery and performance by each of the Acquiring Parties of this Agreement and the Transaction Documents to which such Acquiring Party is a party requires no action by, consent or approval of, or filing with any Governmental Authority or other Person other than any actions, consents or approvals otherwise expressly referred to in this Agreement and any filings that any Acquiring Party shall make in accordance with Applicable Law.

4.5          Litigation.  There are no material Actions that have been brought by or against or before any Governmental Authority or any other Person pending or, to the Knowledge of SFX, threatened with respect to any Acquiring Party or any of their respective properties or officers or directors (in their capacities as such).  There are no Actions that seek to enjoin or rescind the transactions contemplated by this Agreement or the Transaction Documents, and there are no existing actions, orders, judgments or decrees against or binding upon any Acquiring Party that could reasonably be expected to prevent the performance by any Acquiring Party of the transactions contemplated by this Agreement.

4.6          Non-Contravention.  The execution, delivery and performance by each of the Acquiring Parties of this Agreement and the Transaction Documents to which such Acquiring Party is a party does not and will not (a) contravene or conflict with the organizational documents of any Acquiring Party, true and correct copies of which have been delivered to Transferor Parties by such Acquiring Party; (b) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon any Acquiring Party; or (c) contravene, conflict with or constitute a violation or breach of any agreement to which any Acquiring Party is a party.

4.7          [Intentionally Omitted].

4.8          [Intentionally Omitted].

4.9          [Intentionally Omitted].

4.10        Restrictions on Business Activities.  There is no agreement or order of a Governmental Authority binding upon any Acquiring Party which has or reasonably could be expected to have the effect of prohibiting or materially impairing any business practice of any Acquiring Party, any acquisition of property by any Acquiring Party or the conduct of business by any Acquiring Party.

4.11        [Intentionally Omitted].

4.12        Taxes.  Each Acquiring Party has timely filed all Tax Returns required to be filed by such Acquiring Party, if any, and all such Tax Returns have been true, correct, and complete in all material respects.  Each Acquiring Party has timely paid all Taxes imposed on such Acquiring Party, if any, when the same have become due.  Each Acquiring Party has complied with all Applicable Laws relating to the withholding and collection of Tax (including any withholding with respect to wages or other amounts paid or owing to any employee, independent contractor, creditor, member, shareholder or other third party related to such Acquiring Party), and has timely reported such amounts and paid them over to the applicable Governmental Authority.  There is no outstanding claim, audit or other examination or proceeding with respect to Taxes with respect to any Acquiring Party and, to the Knowledge of SFX, no such claim, audit, examination or proceeding is threatened.  Each Acquiring Party has complied in all material respects with all Applicable Laws with respect to such Acquiring Party with respect to record retention.  No Acquiring Party has any obligation under any agreement providing for the allocation or sharing of Taxes or an agreement providing for an indemnification for Taxes.

4.13        Compliance With Laws.  Each Acquiring Party has complied with, is not in violation of, and has not received any notices of violation with respect to, any Applicable Law with respect to the conduct of its respective business, or the ownership or operation of its respective business, except as would not reasonably be expected to have a Material Adverse Effect on the Acquiring Parties.

4.14        No Other Representations and Warranties.  Except as expressly set forth in this Article 4, no Acquiring Party makes any representation or warranty, express or implied, at law or in equity, with respect to the Acquiring Parties, their affiliates, their businesses or financial condition or any of their assets, Liabilities or operations or any other matter, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE 5
COVENANTS OF THE PARTIES

5.1          Further Assurances.  The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement on a timely basis the transactions contemplated by this Agreement.  In addition, at such times and from time to time on and after the Closing Date, upon reasonable request by any of the Acquiring Parties, the Transferor Parties will execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, licenses, powers of attorney, and assurances that may reasonably be required for the better conveying, transferring, assigning, delivering and confirming ownership to, or reducing to the possession of, Acquiror or its Designated Affiliate all of the Transferred Assets and to otherwise carry out the purposes of this Agreement.

5.2          Certain Filings. Without limiting the generality of Section 5.1, the Parties shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is reasonably necessary or appropriate, or any action, consent, approval or waiver from any party to any of the Transferred Contracts is reasonably necessary or appropriate, in connection with the consummation of the transactions contemplated by this Agreement.  Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the Parties shall furnish information reasonably required in connection therewith and seek timely to obtain any such actions, consents, approvals or waivers.

5.3          Public Announcements; Confidentiality.

(a)           The Parties agree that prior to issuing any other press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, each Party shall so advise the other Party hereto, and the Parties shall thereafter use their reasonable efforts to cause a mutually agreeable release or announcement to be issued.  Notwithstanding anything to the contrary contained herein, the Parties may, on a confidential basis, release information regarding the existence and content of this Agreement or the transactions contemplated hereby to their respective Affiliates, agents, accountants, attorneys, prospective lenders, advisors or investors.  Nothing in this Section 5.3 shall prevent Parent or any of its Affiliates from disclosing any information regarding the Transferor Parties, the Business, this Agreement or the transactions contemplated hereby to other Parties.

(b)           “Confidential Information” means any confidential business or technical information relating to the operations, business plans, or intellectual property of the Business (and not the other operations of a Transferor) and includes without limitation Transferors’ and the Companies’ Software, the Transferor IP, the Intellectual Property Embodiments and Documentation, the Equipment Embodiments and Documentation, in each case, relating to the Business, and all other confidential information relating to the Business, but excludes (i) information any of the Acquiring Parties discloses to any third party who has not agreed to non-disclosure restrictions similar to those contained in this Section 5.3(b); (ii) information that is or becomes known to the public or enter the public domain, other than by any fault of any of the Transferor Parties; (iii) information rightfully disclosed to any Transferor Party by a third party that is legally free to disclose such matters; and (iv) information developed by any Transferor Party, alone or with others, that does not utilize the Confidential Information.  Except as otherwise required by Applicable Law, a court of competent jurisdiction or the enforcement of this Agreement or the other Transaction Documents, from and after the Closing Date, none of the Transferor Parties shall, without the prior written consent of Parent, disclose to any other Person or use (whether for the account of Transferor or any other party) any Confidential Information; provided, however that each Transferor Party may disclose to its members, accountants, attorneys and lenders Tax and financial information relating to its ownership and operation of the Business.  In the event that any Transferor Party believes that it is required to disclose any such Confidential Information pursuant to Applicable Laws, such Transferor Party shall give timely written notice to Parent so that Parent and its Affiliates may have an opportunity to obtain a protective order or other appropriate relief at the Acquiring Parties’ sole expense.  The Transferor Parties shall use commercially reasonable efforts to cooperate in any such action by Parent and its Affiliates at the Acquiring Parties’ sole expense.  Notwithstanding anything to the contrary set forth in this Section 5.3(b), the individual identities of an event, venue, promoter, artist or customer shall not be Confidential Information; however, any lists of customers comprising Transferred Assets shall not be so excluded.

5.4          Offer of Employment.  To the extent a Designated Employee is not an employee of a Company or a party to an employment agreement with a Transferor that is a Transferred

Contract, the Transferors shall cooperate with the Acquiring Parties and shall use commercially reasonable efforts to seek to obtain on behalf of the Acquiring Parties the acceptance of an offer of employment by any Designated Employees that the Acquiring Parties may hereafter elect to employ, and the Transferors consent to the Acquiring Parties or any of their respective Affiliates communicating directly with such Designated Employees about offers of employment commencing ten (10) days prior to the Closing Date with the approval of the Transferors (not to be unreasonably withheld, delayed or conditioned) or such earlier date as the Transferors may agree to in their sole discretion.  The Acquiring Parties shall work in good faith to enter into an employment agreement (collectively, the “Employment Agreements”) with each of King, Callahan, and Karounos (the “Key Employees”), providing for the Key Employees to serve as employees of the Business on terms and conditions mutually acceptable to the Acquiring Parties and the Key Employees, including a term of five years for each of the Key Employees and a base salary for each of the Key Employees of Eighty-Five Thousand Dollars ($85,000) per year, subject to appropriate increases in accordance with the booking of new business on terms to be agreed upon between SFX and the Key Employees.  In determining the bonuses of the Key Employees, the Acquiring Parties and the compensation committee will consider the Key Employees’ efforts with respect to and success of any new business and venues opened.  Each Stockholder has agreed by his execution of this Agreement to cooperate with the Acquiring Parties, and to use commercially reasonable efforts to seek to obtain the cooperation of Karounos, to execute and deliver the Employment Agreements at Closing to Parent, or if directed by Parent, one of Parent’s Affiliates.  Except for obligations to the Transferors or the Companies, to the Knowledge of Transferor, the Key Employees are not obligated under or bound by any agreement or instrument, or any judgment, decree, or order of any court of administrative agency, that (a) conflicts or may conflict with their agreements and obligations to use their commercially reasonable efforts to promote the interests of the Acquiring Parties, (b) conflicts or may conflict with the business or operations of the Acquiring Parties, or (c) restricts or may restrict the use or disclosure of any information that may be useful to the Acquiring Parties.  Without regard to whether an Acquiring Party or Designated Affiliate employs the Key Employees or the Designated Employees, each Transferor shall be solely responsible for all outstanding payments due to the Stockholders and the Designated Employees under their existing terms of employment with such Transferor (including but not limited to salary, severance obligations, vacation pay or any other payment) through the Closing Date and the Transferors acknowledge and agree that none of the Acquiring Parties shall assume or in any fashion be bound by any employment Contract between any Transferor and the Stockholders or a Designated Employee.  The Transferor Parties covenant that, upon request by the Acquiring Parties, they shall terminate any Designated Individual or Designated Employee that is discovered to have ever been convicted of a felony or entered a plea of nolo contendere to a felony charge.

5.5          Assignment of Contracts and Claims; Seconding Arrangement.  Notwithstanding any other provisions of this Agreement, nothing in this Agreement or any related document shall be construed as an attempt to assign (a) any Contract which, as a matter of law or by its terms, is nonassignable without the consent of the other parties thereto unless such consent has been given, including without limitation, with respect to any Required Consents or Lease Consents, or (b) any Contract or claim as to which all of the remedies for the enforcement thereof enjoyed by any Transferor would not, as a matter of law or by their terms, pass to Acquiror as an incident of the transfers and assignments to be made under this Agreement.  Nothing in this Section 5.5 shall relieve any Transferor of its obligations to use commercially reasonable efforts to obtain any Required Consents or Lease Consents required for the transfer of the Transferred Assets and all rights thereunder to Acquiror, including, by paying all reasonable processing fees in connection with obtaining such Required Consents and Lease Consents. To the extent any Contract that is intended or proposed to be a Transferred Contract may not be assigned by reason of the absence of a Lease Consent, and if any such Lease Consent is not obtained, the Parties shall cooperate with each other in any lawful and reasonable arrangement (a so-called “seconding arrangement”) reasonably acceptable to the Parties by which the Acquiring Parties shall obtain the economic claims, rights and benefits under and pursuant to any Contract with respect to which the Lease Consent has not been obtained in accordance with this Agreement, including subcontracting, sublicensing or subleasing to the Acquiring Parties and enforcement of any and all rights of the Transferor Parties against the other party thereto arising out of any breach or cancellation thereof by the other party.

5.6          Third Party Notification.  Each Party agrees to inform any actual or potential third party purchasers, licensees, or transferees of the restrictions imposed by the Transaction Documents on the rights licensed to or retained by any Transferor, and on the rights acquired by Acquiror, in this transaction.

5.7          Non-Solicitation.

(a)           Restricted Conduct.  Each Stockholder agrees that he shall not, and shall cause his Affiliates not to, until the second (2nd) anniversary of the date of termination of such Stockholder’s employment with an Acquiring Party or one of their Affiliates, directly or indirectly (i) hire or offer employment to or seek to hire any Designated Employee or any other employee of any Acquiring Party or any successor or Affiliate thereof, unless such Acquiring Party first terminates the employment of such employee or gives its written consent to such employment or offer of employment, (ii) induce, solicit, persuade or encourage (or in any manner attempt to induce, solicit, persuade or encourage), or cause or authorize any other Person to induce, solicit, persuade or encourage, any such Designated Employee or any other such employee of any Acquiring Party or any successor or Affiliate thereof, to leave the employ of his or her employer, (iii) induce, solicit, persuade or encourage (or in any manner attempt to induce, solicit, persuade or encourage), or cause or authorize any other Person to induce, solicit, persuade or encourage, any Person to cease, diminish or not commence doing business with any Acquiring Party or any successor or Affiliate thereof or (iv) disparage the Business or any Acquiring Party or any successor or Affiliate thereof to any Person.

(b)           Enforceability.  The terms of this Section 5.7 are a material inducement to the Acquiring Parties to enter into this Agreement and the Transaction Documents to which they are a party and to consummate the transactions contemplated hereunder and thereunder.  The Parties acknowledge and agree that any violation of this Section 5.7 will result in irreparable injury to the Acquiring Parties and agree that the Acquiring Parties shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 5.7, which rights shall be cumulative and in addition to any other rights or remedies to which the Acquiring Parties may be entitled.  The Parties acknowledge and agree that the restrictive covenants contained herein are reasonable under the circumstances and further agree that the covenants contained in this Section 5.7 should be interpreted in such a manner as to be effective and valid under Applicable Law.  In the event any portion of this Section 5.7 shall be held to be illegal or unenforceable, the remainder of this Section 5.7 shall remain in full force and effect.  If any of the restrictions contained in this Section 5.7 shall for any reason be held to be excessively broad as to duration, scope, activity or subject, such provision shall be construed by limiting or reducing it so as to be enforceable to the maximum extent compatible with Applicable Law.

5.8          Non-Competition.

(a)           Until the second (2nd) anniversary of the date of termination of their respective employment with an Acquiring Party or one of their respective Affiliates, each Stockholder agrees that he shall not, and shall cause his Affiliates not to, directly or indirectly, (i) solicit, induce or cause any Person with whom any Transferor Party had a business relationship with respect to the Business to reduce or terminate such Person’s business relationship with an Acquiring Party or any of their respective Affiliates or their successors or assigns; and none of the Transferor Parties shall, directly or indirectly, solicit any such Person for any such purpose, or authorize or assist in the taking of any of such actions for any such purpose or authorize or assist in the taking of any such actions by any Person, (ii) engage in any Restricted Activity, (iii) acquire, or own in any manner, any interest in any Person that engages in any Restricted Activity, or that engages in any business, activity or enterprise that competes with any aspect of any of Restricted Activity, or (iv) be interested in (whether as an owner, director, officer, partner, member, manager, joint venturer, lender, shareholder, vendor, consultant, employee, advisor, agent, independent contractor or otherwise), or otherwise participate in the management or operation of, any Person that engages in any Restricted Activity or in any business, activity or enterprise that competes with any Restricted Activity; provided, however, that this Section 5.8 shall not apply to the ownership of less than five percent (5%) of the outstanding stock of any Person who has a class of securities that is publicly traded.

(b)           The Parties acknowledge that the acquisition of the Business and the goodwill of the Business is an essential component of the transactions contemplated hereby, and believe that the goodwill of the Transferors, the Companies and the Business is a valuable asset and an essential inducement to the Acquiring Parties to enter into this Agreement and to consummate the transactions to be consummated pursuant to this Agreement.  The Parties acknowledge that it could substantially dilute the value of such goodwill if any of the Transferor Parties violated any of the provisions of Section 5.8.  In order to induce the Acquiring Parties to enter into this Agreement and as a condition precedent to the consummation of the transactions contemplated by this Agreement, each of the Transferor Parties agrees, insofar as he or it acts in its capacity as a selling equity holder, or a controlling person thereof, and not as an employee, a manager, a member of a management board or a consultant, to accept and be bound by the restrictions as set forth in Section 5.8(a).  In addition, the Parties acknowledge and agree that the provisions of Section 5.8(a) and the period of time, geographic area and scope and type of restrictions on its activities set forth in such Section, are reasonable and necessary for the protection of the Acquiring Parties, which are paying substantial consideration and other benefits to the Transferor Parties in consideration for the covenants of the Transferor Parties hereunder.

(c)           If any provision contained in any of Section 5.8(a) shall be determined by any court or other tribunal of competent jurisdiction to be invalid or unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, (i) such provision shall be interpreted to extend over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court or other tribunal making such determination, and (ii) in its reduced form, such provision shall then be enforceable, but such reduced form of provision shall only apply with respect to the operation of such provision in the particular jurisdiction in or for which such adjudication is made.  It is the intention of the Parties that the provisions of Section 5.8(a) shall be enforceable to the maximum extent permitted by Applicable Law.

(d)           The Parties acknowledge and agree that any breach or threatened breach of the covenants or other provisions contained in Section 5.8(a) may cause the Acquiring Parties material and irreparable damage, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, the Acquiring Parties shall, in addition to all other available rights and remedies (including, but not limited to, seeking such damages as it can show it has sustained by reason of such breach and recovery of costs and expenses including, but not limited to, attorneys’ fees and expenses), be entitled to seek specific performance and injunctive relief (including, without limitation, a temporary and/or permanent restraining order and/or a permanent injunction) in respect of any breach or threatened breach of any of such covenants or provisions.

5.9          Business Examinations and Physical Investigations of Transferred Assets.  Prior to the Closing, the Acquiring Parties shall be entitled, at the sole cost of the Acquiring Parties (and at no cost to the Transferor), through their respective employees and representatives, including, without limitation, their respective auditors, and consultants and advisors, to make such investigations and examinations of the Business, the Transferred Assets, the books and records of Transferor and the Companies relating to the Business and the affairs and financial condition of Transferor and the Companies relating to the Business as the Acquiring Parties may reasonably request for the purpose of familiarizing the Acquiring Parties with the Business.  In order that the Acquiring Parties may have the full opportunity to do so, Transferor shall furnish the Acquiring Parties and their respective representatives during such period with all information concerning the Business, the Transferred Assets and the affairs and financial condition of Transferor as the Acquiring Parties or such representatives may reasonably request (so long as the same is readily available) and cause Transferor’s officers, employees, consultants, agents, accountants and attorneys to use commercially reasonable efforts to cooperate with the Acquiring Parties and such representatives and to provide all such information and documents requested by the Acquiring Parties and/or such representatives.

5.10        Lease Consents.  The Transferor Parties shall use commercially reasonable efforts to obtain all Lease Consents set forth on Schedule 5.10 as promptly as practicable after the Closing Date, including, without limitation, by paying all lease assignment fees and other reasonable processing fees in connection with the obtaining of such Lease Consents, and shall cooperate with the Acquiring Parties in connection with the foregoing.  If a Lease Consent is not obtained, (a) the Transferor Parties shall continue to use commercially reasonable efforts to obtain such Lease Consent as promptly as practicable after the Closing Date, (b) until such time as the Lease Consents are obtained for any Transferred Contract for which a Lease Consent is necessary, the Parties shall enter into a seconding arrangement as contemplated and set forth in Section 5.5 hereof, unless Acquiror elects in a writing delivered to the Transferor Parties not to accept an assignment of a Transferred Contract for which a Lease Consent has not been obtained, in which event neither of the Acquiring Parties shall have any obligations thereunder and such Transferred Contract shall instead be part of the Excluded Assets, and (c) at such time as such Lease Consents are obtained after the Closing, if so obtained, Transferor shall, within three (3) Business Days of request by Acquiror, deliver to Acquiror an executed assignment and assumption agreement with respect to such Transferred Contract.

5.11        Conduct of the Business.

(a)           Affirmative Covenants.  Each of the Transferor Parties covenants and agrees that, between the date hereof and the earlier of (A) the Closing or (B) the termination of this Agreement, the Transferor Parties (solely to the extent it relates to the Business) shall:

(i)            conduct the Business in the Ordinary Course of Business;

(ii)           use reasonable efforts to preserve intact in all material respects the business organization of the Business and the Transferor Parties’ relationships with employees, customers, strategic partners, suppliers, distributors, landlords and others with whom the Transferor Parties deal with in connection with the conduct of the Business and in the Ordinary Course of Business;

(iii)          pay Transferor’s accounts payable and other obligations in connection with the Business when they become due and payable in the Ordinary Course of Business;

(iv)          perform all of Transferor’s obligations under all Contracts to which Transferor is a party, by which Transferor or any of the Transferred Assets is bound or affected in connection with the Business or pursuant to which Transferor is an obligor or beneficiary in connection with the Business, and comply in all material respects with all Applicable Law in connection with the Business;

(v)           maintain the Transferred Assets in a state of repair and condition that complies in all material respects with Applicable Law and is consistent with the requirements and normal conduct of the Business;

(vi)          continue in full force and effect its insurance policies;

(vii)         maintain Transferor’s books and records in connection with the Business consistent with the Ordinary Course of Business; and

(viii)        confer with Acquiror concerning operational matters of a material nature in connection with the Business and otherwise report periodically to Acquiror concerning the state of Transferor’s Business.

(b)           Negative Covenants.  Each of the Transferor Parties covenants and agrees that, between the date hereof and the earlier of (A) the Closing or (B) the earlier termination of this Agreement, without the prior written consent of Acquiror, the Transferor Parties (solely to the extent it relates to the Business) shall not:

(i)            cause a Transferor or a Company to enter into, assume or become subject to any Contract in connection with the Business that is Outside the Ordinary Course of Business;

(ii)           amend, waive any right under, cancel or terminate any of the Transferred Contracts or the Company Contracts;

(iii)          grant or announce any increase in the salaries, bonuses or other benefits payable by Transferors or the Companies to any of the Designated Employees to be offered employment by either of the Acquiring Parties, other than as required by Applicable Law, pursuant to any plans, programs or agreements existing on the date hereof or other ordinary increases consistent with the past practices of Transferors and the Companies;

(iv)          institute, adopt or amend any compensation or benefit plan, policy, program or arrangement or collective bargaining agreement applicable to any of the Designated Employees to be offered employment by either of the Acquiring Parties, other than as required by Applicable Law;

(v)           change any method of accounting or accounting practice or policy used by a Transferor or Company other than such changes required by GAAP;

(vi)          fail to exercise any rights of renewal with respect to any of Transferor’s Leased Real Property that by its terms would otherwise expire;

(vii)         settle or compromise any claims of Transferor in connection with the Business (other than Excluded Assets) except in the Ordinary Course of Business;

(viii)        permit or allow any of the Transferred Assets to be subjected to any Lien;

(ix)          incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(x)           sell, transfer, lease, sublease, license or otherwise dispose of any properties or assets, real, personal or mixed (including leasehold interests and intangible property) of the Transferor Parties used in connection with the Business, including, the Company Interests; or

(xi)          agree, whether in writing or otherwise, to take any of the actions specified in this Section 5.11, except as contemplated by this Agreement and the other Transaction Documents.

5.12        No Solicitation or Negotiation.  Each of the Transferor Parties agrees that between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, none of the Transferor Parties nor any of their respective Affiliates, officers, managers, members, representatives or agents will (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the Transferor Interests or any Transferred Assets or (B) to enter into any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to the Business or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing.  Between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, each of the Transferor Parties immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.  Between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, each of the Transferor Parties shall notify Parent promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact.  Between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, each of the Transferor Parties agrees not to, without the prior written consent of the Acquiring Parties, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which such Transferor Party is a party.

5.13        Satisfaction of Obligations to Creditors.  Except as set forth on Schedule 5.13, at or prior to the Closing Date, the Transferor Parties will satisfy or cause to be satisfied all obligations of the Transferors owed to their respective creditors and take any other actions or obtain other consents necessary to permit Acquiror or its Designated Affiliate to obtain clear title to the Transferred Assets free of all Liens other than for Assumed Liabilities, and the Transferor Parties will deliver or cause to be delivered to Acquiror payoff letters, termination statements, releases and other appropriate evidence requested by Parent to the effect that no Liens against the Transferred Assets other than Liens for Assumed Liabilities exist as of the completion of the Closing.  At or prior to the Closing Date, the Transferor Parties will satisfy or cause to be satisfied all outstanding loans owed to third parties by any of the Companies and will deliver or cause to be delivered to Acquiror such evidence of the same as may be requested by Parent.

5.14        Access to Information.  (a)  Except as prohibited by Applicable Law, each of the Transferor Parties shall afford the Acquiring Parties and their respective accountants, counsel, agents, employees, financing sources and representatives, at the sole cost of the Acquiring Parties (and at no cost to the Transferor Parties), reasonable access during normal business hours during the period through the Closing Date to (i) all of their respective properties, books, contracts, commitments and records and those of the Companies, and (ii) all other information concerning their respective businesses, properties and personnel and those of the Companies, as an Acquiring Party may reasonably request.  Each of the Transferor Parties agrees to provide to the Acquiring Parties and their respective accountants, counsel, agents, employees, financing sources and other representatives copies of internal financial statements and projections promptly upon request.

(b)           Subject to compliance with Applicable Law, from the date hereof until the Closing Date, each of the Transferor Parties shall confer with the Acquiring Parties on a regular basis to report matters of materiality, if any, relating to the transactions contemplated by this Agreement and with respect to the Business.

(c)           Each of the Transferor Parties shall provide the Acquiring Parties and their accountants, counsel, agents, employees, financing sources and representatives reasonable access, during normal business hours during the period through the Closing Date, to all of their, and to all of the Companies’, respective Tax Returns and other records and workpapers relating to Taxes, and shall also provide the following information upon an Acquiring Party’s request:  (i) a schedule of the types of Tax Returns being filed in each taxing jurisdiction, (ii) a schedule of the year of the commencement of the filing of each such type of Tax Return, (iii) a schedule of all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) a schedule of all material Tax elections filed in each jurisdiction, (v) a schedule of any deferred intercompany gain with respect to transactions to which any of the parties hereto, or any of their respective Subsidiaries, has been a party, and (vi) receipts for any Taxes paid to foreign Tax authorities.

5.15        Parent SEC Documents.

(a)           Each of the Transferor Parties shall promptly furnish to Parent in writing all information concerning such Transferor Party that may be required by applicable securities laws or reasonably requested by Parent for inclusion in any registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents filed or furnished by Parent under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, such documents and any other documents to be filed by Parent with the SEC (collectively, the “Parent SEC Documents”).  Each of the Transferor Parties agrees to promptly correct any information provided by it for use in any Parent SEC Document, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by Applicable Law.  With respect to any Parent SEC Document that references a Transferor Party by name, such Transferor Party and his, her or its counsel, shall be given a reasonable opportunity to review such Parent SEC Document before it is filed with the SEC, and Parent shall give due consideration to the reasonable additions, deletions or changes suggested thereto by such party.  In addition, with respect to any Parent SEC Document that references a Transferor Party by name, Parent shall provide such Transferor Party and his, her or its counsel, with copies of any written comments, and shall inform them of any oral comments, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to any Parent SEC Document promptly after receipt of such comments, and any written or oral responses thereto.  With respect to any Parent SEC Document that references a Transferor Party by name, such Transferor Party and his, her or its counsel, shall be given a reasonable opportunity to review any such written responses and Parent shall give due consideration to the reasonable additions, deletions or changes suggested thereto by such party.

(b)           From and after the date hereof, each of the Transferor Parties shall, if and to the extent required by the SEC or applicable securities laws: (i) provide Parent and its accountants, counsel, agents and employees with such information concerning the Business, (ii) provide Parent and its accountants, counsel, agents and employees with reasonable access, during normal business hours and in a manner as not to interfere with their respective normal business operations, to their respective accounting personnel and independent auditors (and each of the Transferor Parties shall cause such persons to reasonably assist Parent and its accountants, counsel, agents and employees with the preparation of any pro forma financial statements or other financial statements required in connection with a Parent SEC Document) and (iii) as may be required by the independent auditors, deliver representation letters, or, at the cost of the Acquiring Parties (and at no cost to the Transferor Parties), cause their legal counsel to deliver audit response letters, to such independent auditors, in each case, as Parent may reasonably require in connection with Parent’s preparation and filing with the SEC of any Parent SEC Documents.  In the event that the SEC makes any review or inquiry with respect to information provided by any of the Transferor Parties, including any such inquiry regarding such financial statements, as promptly as practicable after being notified by Parent of such review or inquiry, such Transferor Party will, at no cost to the Transferor Party, provide such reasonable cooperation and assistance as may be required by Parent in responding to such review or inquiry.

(c)           Each of the Transferor Parties agrees to use its best efforts to obtain the required consent of Transferor’s accountant for inclusion of the Transferor Financial Statements and the Transferor 2013 Audited Financial Statements in any other Parent SEC Documents or otherwise as reasonably requested by Parent.

(d)           For a period of five (5) years following the Closing, the Transferor Parties shall (i) retain the books and records of Transferor which relate to the Business and its operations for periods prior to the Closing and which shall not otherwise have been delivered to the Acquiring Parties and (ii) upon reasonable prior written notice, afford the officers, employees, agents and representatives of Parent reasonable access (including the right to make photocopies, at Parent’s expense), during normal business hours, to such books and records.

5.16        Letter of Credit.

(a)           As of the Closing, the Transferor Parties shall have obtained (i) an irrevocable standby letter of credit issued by the Issuing Bank in favor of the Acquiring Parties in the form attached hereto as Exhibit D (the “Letter of Credit”) and (ii) an undertaking from the Issuing

Bank to make such changes to and execute such documents with respect to the Letter of Credit as may reasonably be requested by any financing sources of the Acquiring Parties (and their respective affiliates) as are necessary or desirable to grant a perfected security interest on the Letter of Credit in favor of such financing sources.  The Letter of Credit shall be effective as of the Closing Date and contain the following terms:

(i)            The aggregate amount that may be drawn on the Letter of Credit shall be equal to $634,000;

(ii)           The expiration date of the Letter of Credit shall be three (3) years following the Closing Date; provided that, to the extent there are any Actions by Carranza or by any purported transferee of Company Interests allegedly belonging to Carranza with respect to any Company Interests pending before any Governmental Authority or, in the judgment of the Acquiring Parties, threatened, or any Liens on any Company Interests, then the term of the Letter of Credit shall be extended and the Letter of Credit shall remain in effect until such pending or threatened claims are fully resolved and such Liens are removed;

(iii)          To draw on the Letter of Credit, the Acquiring Parties shall only be required to submit a sight draft drawn by the applicable Acquiring Party on the Issuing Bank, provided that (i) the Acquiring Parties shall provide the Transferor Parties with not less than fifteen (15) days prior written notice (a “Draw Notice”) of the Acquiring Parties’ intent to draw on the Letter of Credit, and (ii) the Acquiring Parties shall have actually suffered or incurred Damages (by making a payment, including without limitation for the reasonable costs of investigation and defense and reasonable attorneys’ fees, or by having a judgment entered against any of them) for which they are indemnified under Section 9.1(g), and in each case, where the Transferor Parties have not satisfied such indemnification obligation prior to the expiration of the period set forth in the Draw Notice; and

(iv)          The Letter of Credit shall be assignable and shall contain an undertaking of the Issuing Bank to consent to assignment of the same in the future.

(b)           The Acquiring Parties may draw on the Letter of Credit solely for amounts due to any of the Acquiring Parties by the Transferor Parties pursuant to Section 9.1(g).

(c)           The Transferor Parties shall be responsible for all costs, fees and expenses incurred in connection with obtaining the Letter of Credit, including, without limitations, any fees charged by the Issuing Bank to issue and carry out the purposes of the Letter of Credit.

5.17        Payments Under Revenue Sharing Agreements.

(a)           The Parties agree that the Acquiring Parties shall be indemnified against any Liability for payments to JLP by or against the account of React under the Spring Awakening Revenue Sharing Agreement following the Closing (including interest and penalties, if applicable, and payments for obligations incurred but not satisfied prior to the Closing) only to the extent of the Escrowed Earn-Out Payment and that such payments to JLP or indemnification of the Acquiring Parties shall be made solely from the Escrowed Earn-Out Payment (including, for the avoidance of doubt, by offset against the Escrowed Earn-Out Shares), which payments or indemnification shall reduce the balance of the Escrow Account and, accordingly, the amount of any future Released Earn-Out Payment.  The Acquiring Parties agree to timely instruct the Escrow Agent to make such payments to JLP, and, to the extent the contents of the Escrow Account have been exhausted, to timely make such payments to JLP directly.

(b)           Callahan and King hereby personally assume the obligation and agree to make all payments to JLP by or against the account of React under the Summer Set Revenue Sharing Agreement following the Closing  (including interest and penalties, if applicable, and payments for obligations incurred but not satisfied prior to the Closing) to the extent of the Escrowed Earn-Out Payment amount; provided, that if Callahan and King fail to timely make such payments, the Acquiring Parties shall have the right to make such payments on Callahan’s and King’s behalf, including by offset against the Escrow Account (or any amounts, securities or property otherwise due to any Transferor Party from an Acquiring Party) pursuant to Section 9.9 hereof.

5.18        Actions Against Carranza.  If, at any time, the Transferor Parties exercise any of their legal and equitable privileges, rights and claims against Carranza and/or his Affiliates relating to the Excluded Assets or Retained Liabilities in accordance with Section 2.3(g) (the “Carranza Claims”), the Acquiring Parties shall have the right to participate in such action, with separate legal counsel of their own choosing, and the Transferor Parties shall, and shall cause all of their Affiliates, officers, employees, consultants, agents and legal advisors to, cooperate fully with the Acquiring Parties in connection therewith.

5.19        North Coast Participation.  Effective as of the Closing Date, until such time as the Acquiring Parties may consummate a transaction by which the Acquiring Parties acquire all of the equity in or assets of North Coast Music Group, LLC (“North Coast”), (a) the Transferor Parties shall deliver and assign to the Acquiring Parties any distributions of profits or assets made to the Transferor Parties by North Coast, (b) the Transferor Parties shall immediately cease any and all active involvement in North Coast and its business operations, and (c) the Transferor Parties shall not, without the consent of the Acquiring Parties, consent to any amendment, waiver or other modification to the Operating Agreement of North Coast that would negatively impact the Transferor Parties’ rights in North Coast or complicate the consummation of a transaction by which the Acquiring Parties acquire all of the equity in or assets of North Coast.

5.20        Domain Name Registration.  Prior to the Closing Date, the Transferor Parties shall update the registrations of all Domain Names used, held for use or under development in connection with the Business in the “WHOIS” public database such that that registered owner for each such Domain Name is listed as the applicable Transferor or Company that uses such Domain Name.

5.21        Audit.  Each of the Transferor Parties agrees to use commercially reasonable efforts to cooperate with and cause the Transferors’ and the Companies’ Accountants to finalize and deliver the Transferor 2013 Audited Financial Statements prior to Closing.  Each of the Transferor Parties shall provide, and shall cause the Transferors’ and the Companies’ Accountants to provide, in each case to the Acquiring Parties and their respective accountants, counsel, agents, employees, financing sources and representatives, with an unrestricted right to participate in the audit process and with prompt notice of any information the Transferor Parties may receive with regard to the progress, status or result of the audit.

ARTICLE 6
CONDITIONS TO THE ACQUIRING PARTIES’ OBLIGATIONS

The obligations of the Acquiring Parties to consummate the transactions provided for hereby are subject to the satisfaction (or, to the extent legally permissible, the waiver by Acquiror in writing), on or prior to the Closing Date, of each of the following conditions:

6.1          Representations, Warranties and Covenants.  (a) All representations and warranties of the Transferor Parties, other than the Accredited Investor Representations, shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date (except to the extent expressly by its terms made as of an earlier date, in which case at and as of such earlier date), (b) all of the Accredited Investor Representations shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date and (c) each of the Transferor Parties shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by each such Party prior to or on the Closing Date.  Transferor shall have delivered to Acquiror a certificate in form and substance reasonably satisfactory to Acquiror dated as of the Closing Date and executed by the Stockholders to all such effect.

6.2          Governmental Authorizations; Regulatory Compliance.  All Governmental Authorizations, if any, required to consummate the transactions contemplated by this Agreement shall have been obtained or made, without any limitation, restriction or condition not already applicable to the Transferor Parties being imposed on any Acquiring Party or any of their Affiliates or their ownership or use of any of the Transferred Assets or the conduct or operation of the Business.  The Transferor Parties shall have complied with all Regulations applicable to them in connection with the consummation of the transactions contemplated by this Agreement.

6.3          Required Consents.  All Required Consents set forth on Schedule 3.10 shall have been obtained or made, and no limitation, restriction or condition not already applicable to the Transferor Parties shall be imposed in connection with such Required Consents on any Acquiring Party or any of their Affiliates or their ownership or use of any of the Transferred Assets or the conduct or operation of the Business.

6.4          Intentionally Omitted.

6.5          No Injunction, etc.  Consummation of the transactions contemplated by this Agreement or any of the Transaction Documents shall not have been restrained, enjoined or otherwise prohibited by any order, injunction, decree or judgment of any court or other Governmental Authority.  No court or other Governmental Authority shall have determined that any Applicable Law makes illegal the consummation of the transactions contemplated by this Agreement or the Transaction Documents.

6.6          Transaction Documents.  Each Transferor Party shall have executed and delivered to the Acquiring Parties all Transaction Documents to which such Transferor Party is a party.

6.7          Employment Agreement.  Each of the Key Employees shall have executed and delivered to an Acquiring Party or one of its Affiliates its respective Employment Agreement.  Employment would only commence upon Closing.

6.8          Designated Employees.  Parent, Acquiror or one of their respective Affiliates, shall have entered into such other employment arrangements or understandings concerning the employment of the Designated Employees specified on Schedule 6.8 as shall be satisfactory to the Acquiring Parties in their sole discretion, which employment arrangements or understandings shall be in full force and effect upon the Closing.

6.9          Audited Financial Statements. Parent shall have received all Transferor Financial Statements, audited or reviewed, as the case may be, by SFX’s Accountant, which Transferor Financial Statements shall be in form and substance satisfactory to Parent in its reasonable discretion.

6.10        No Material Adverse Effect.  No Material Adverse Effect with respect to Transferors or the Companies shall have occurred.

6.11        Liens.  All Liens on the Transferred Assets shall have been released in a manner satisfactory to Parent.

6.12        Additional Purchase Transactions.  Parent shall have completed the purchase of substantially all of the assets of West Loop, on terms mutually acceptable to the respective parties.

6.13        Letter of Credit.  Transferor shall have obtained and delivered to the Acquiring Parties the Letter of Credit duly executed by the Issuing Bank.

6.14        No Litigation.  There shall be no Actions by Carranza or by any purported transferee of Company Interests allegedly belonging to Carranza with respect to any Company Interests pending before any Governmental Authority.

ARTICLE 7
CONDITIONS TO THE TRANSFEROR PARTIES’ OBLIGATIONS

The obligations of the Transferor Parties to consummate the transactions provided for hereby are subject to the satisfaction (or, to the extent legally permissible, the waiver by Transferor in writing), on or prior to the Closing Date, of each of the following conditions:

7.1          Representations, Warranties and Covenants.  (a) All representations and warranties of the Acquiring Parties contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date (except to the extent expressly by its terms made as of an earlier date, in which case at and as of such earlier date), and (b) each of the Acquiring Parties shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by each such Party prior to or on the Closing Date.  Each Acquiring Party shall have delivered to Transferor a certificate in form and substance satisfactory to Transferor dated as of the Closing Date and executed by an authorized officer to all such effect.

7.2          No Injunction, etc.  Consummation of the transactions contemplated by this Agreement or any of the Transaction Documents shall not have been restrained, enjoined or otherwise prohibited by any order, injunction, decree or judgment of any court or other Governmental Authority.  No court or other Governmental Authority shall have determined or asserted that any Applicable Law makes illegal the consummation of the transactions contemplated by this Agreement or the Transaction Documents.

7.3          Transaction Documents.  The Acquiring Parties shall have executed and delivered to the Transferor Parties all Transaction Documents to which any of them is a party.

ARTICLE 8
CLOSING

8.1          Closing Date.  The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place on the date that all conditions set forth in Articles 6 and 7 are satisfied or, if permissible, waived on or prior to such date (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing).  The date on which the Closing occurs shall be referred to as the “Closing Date”.

8.2          Closing Deliveries.

(a)           At Closing, Parent shall pay or deliver, or cause to be paid or delivered, as the case may be, to the Transferor Parties:

(i)            an amount in cash equal to the Cash Payment minus (A) the Note Amount, and (B) the Execution Fee;

(ii)           an original stock certificate evidencing the Stock Consideration;

(iii)          the Note marked “Cancelled and paid in full”;

(iv)          Transaction Documents duly executed by the Acquiring Parties, as applicable; and

(v)           A certificate, in form and substance reasonably satisfactory to Transferor Parties, signed by an authorized officer of each of the Acquiring Parties certifying the matters described in Section 7.1.

(b)           At the Closing, the Transferor Parties shall deliver to Acquiror:

(i)            The Transferred Assets, including without limitation, copies of all books, records, files, and documents of each Transferor relating to any of the Transferred Assets or otherwise related or necessary to the commercial exploitation of the Transferred Assets or the Business, and without limiting the foregoing, electronic media including complete and accurate copies of all Intellectual Property Embodiments and Documentation, with all electronic media to be delivered fully functioning; provided that if Acquiror waives the closing condition that a Required Consent be obtained for any Transferred Contract, such Transferred Contract shall not be assigned to Acquiror at the Closing, but shall instead be assigned at such time as the Required Consent is obtained;

(ii)           Customary transfer documents as may reasonably be required by the Acquiror to evidence the transfer and delivery of the Company Interests to the Acquiror;

(iii)          a certificate, in form and substance reasonably satisfactory to the Acquiror, signed by an officer of each Company certifying and attaching a recent good standing certificate regarding each Company from the office of the Secretary of State of the State of Illinois;

(iv)          Transaction Documents duly executed by the Transferor Parties, as applicable;

(v)           A certificate, in form and substance reasonably satisfactory to Acquiror, signed by each Transferor certifying the matters described in Section 6.1; and

(vi)          All Required Consents set forth on Schedule 3.10 and all Governmental Authorizations required to consummate the transactions contemplated by this Agreement; and

(vii)         The Letter of Credit duly executed by the Issuing Bank.

ARTICLE 9
INDEMNIFICATION

9.1          Transferor Parties’ Agreement to Indemnify.  The Transferor Parties shall, jointly and severally, indemnify and hold harmless the Acquiring Parties and their Affiliates, directors, managers, members, officers, employees, attorneys, agents, representatives, successors and permitted assigns (collectively, the “Acquiring Party Indemnitees”) in respect of any and all Damages actually incurred by any Acquiring Party Indemnitee in connection with, or resulting from, any or all of the following:

(a)           any breach of any representation or warranty made by any of the Transferor Parties in this Agreement or the Transaction Documents, without regard and without giving effect to any “materiality”, “Material Adverse Effect” or similar qualification contained in any such representation or warranty;

(b)           any breach in the performance of any covenant, agreement or obligation of any of the Transferor Parties contained in this Agreement or the Transaction Documents;

(c)           any Liabilities of any of the Transferor Parties or their respective Affiliates, other than the Assumed Liabilities, and any loans owed to third parties by any of the Companies incurred prior to the Closing;

(d)           any Transfer and Sales Taxes in connection with the transactions contemplated hereunder;

(e)           except as otherwise provided in this Agreement or any of the Transaction Documents, any Tax for which any of the Transferor Parties is or becomes liable which relates to a time period prior to the Closing Date;

(f)            any fees, expenses or other payments incurred or owed by any of the Transferor Parties or the Companies to any agent, broker, investment banker or other firm or Person retained or employed by it in connection with the transactions contemplated by this Agreement and the Transaction Documents;

(g)           any dispute as to the ownership of the Company Interests, including without limitation, any Actions by Carranza or by any purported transferee of Company Interests allegedly belonging to Carranza with respect to any Company Interests pending before any Governmental Authority or, in the judgment of the Acquiring Parties, threatened, or any Liens on any Company Interests, and including, for the avoidance of doubt, from an interpleader action;

(h)           any Liabilities for amounts payable to JLP pursuant to the Summer Set Revenue Sharing Agreement up to and not in excess of the amount of the Gross Earn-Out Payment that is attributable to the Summer Set festival; and

(i)            any breach of the representations and warranties made by the Transferor Parties in Section 3.26 of this Agreement.

9.2          Acquiring Parties’ Agreement to Indemnify.  The Acquiring Parties shall, jointly and severally, indemnify and hold harmless the Transferor Parties and their attorneys, agents, representatives, heirs, successors and permitted assigns (collectively, the “Transferor Party Indemnitees”) in respect of any and all Damages actually incurred by any Transferor Party Indemnitee to the extent caused by any or all of the following:

(a)           any breach of any representation or warranty made by any Acquiring Party in this Agreement or the Transaction Documents, without regard and without giving effect to any “materiality”, “Material Adverse Effect” or similar qualification contained in any such representation or warranty;

(b)           any breach in the performance of any covenant, agreement or obligation of any Acquiring Party contained in this Agreement or the Transaction Documents;

(c)           any Assumed Liabilities;

(d)           the operation of the Business after the Closing; and

(e)           any fees, expenses or other payments incurred or owed by any of the Acquiring Parties to any agent, broker, investment banker or other firm or Person retained or employed by it in connection with the transactions contemplated by this Agreement or the Transaction Documents.

9.3          Limitations on Duties to Indemnify.  Except for (i) their duty to indemnify the other party for claims of fraud, gross negligence, actions taken in bad faith or intentional misrepresentation of material facts, (ii) any Tax for which any of the Transferor Parties is or becomes liable, and (iii) the Transferor Parties’ indemnification obligations pursuant to Section 9.1(g), Section 9.1(h) and Section 9.1(i) hereof, the Parties’ respective indemnification obligations shall be subject to each of the following limitations:

(a)           An Indemnifying Party has no obligation to indemnify any Indemnitee for a breach of a representation or warranty (other than Excluded Representations and Warranties) unless the aggregate of all Damages for which the Indemnifying Party would be liable exceeds on a cumulative basis an amount exceeding $200,000 (the “Threshold Amount”), whereupon the amount of all such Damages above and below the Threshold Amount, and all subsequent Damages, shall become due and payable.

(b)           The maximum amount of liability that the Transferor Parties may have by reason of this Agreement or the Transaction Documents to any Acquiring Party Indemnitees or any other Person, in the aggregate, with respect to claims for indemnification under this Article 9 or under any other theory of recovery shall be (i) for breaches of representations and warranties (other than Excluded Representations and Warranties), $4,000,000, including costs of defense, and (ii) for all breaches or non-fulfillment of any covenants, agreements or obligations to be performed by the Transferor Parties (including breaches of representations and warranties as set forth in the preceding clause (i)), 100% of the sum of the Aggregate Amount and the Gross Earn-Out Payment.

(c)           An Indemnifying Party shall not be liable for any Damages which are consequential, indirect, incidental, punitive, or special.

(d)           Notwithstanding anything to the contrary in this Agreement, (i) the Acquiring Parties shall not be entitled to duplicative recovery for the same breach of Section 3.15 of this Agreement and Section 3.15 of the West Loop Purchase Agreement and (ii) in connection with any breach of the representation and warranty in the last sentence of Section 3.15 of this Agreement only, (A) the maximum amount of liability of the Transferor Parties shall be $250,000, and (B) any and all Damages below $250,000 shall be payable without regard to the Threshold Amount.

9.4          Survival of Representations, Warranties and Covenants.

(a)           All representations, warranties, covenants, agreements and obligations of each Indemnifying Party contained in this Agreement and all claims of any Acquiring Party

Indemnitee or Transferor Party Indemnitee in respect of any breach of any representation, warranty, covenant, agreement or obligation of any Indemnifying Party contained in this Agreement, shall survive the execution of this Agreement, and shall expire eighteen (18) months following the Closing Date, except that:

(i)            the covenants, agreements or obligations of any of the Transferor Parties or any of the Acquiring Parties which by their terms are to be performed after the execution of this Agreement shall survive the Closing Date and shall not expire unless otherwise expressly provided in this Agreement, including, without limitation, the covenants, agreements or obligations of any of the Transferor Parties or any of the Acquiring Parties in Sections 5.7, 5.8, 9.1, 9.2 and 9.4;

(ii)           the Excluded Representations and Warranties, and all claims of any Transferor Party Indemnitee or Acquiring Party Indemnitee in respect of any breach of any such representation or warranty, shall survive the Closing Date and shall expire thirty (30) calendar days after the expiration of all applicable statutes of limitations, including extensions thereof; and

(iii)          the Transferor Parties’ indemnification obligations pursuant to Section 9.1(g), and Section 9.1(h) and Section 9.1(i)  hereof shall survive the Closing Date and shall expire thirty (30) calendar days after the expiration of all applicable statutes of limitations, including extensions thereof.

(b)           Notwithstanding anything herein to the contrary, indemnification for claims for which written notice as provided in Section 9.5 has been given prior to the date that is thirty (30) calendar days after the expiration of the representation, warranty, covenant, agreement or obligation upon which such claim is based shall not expire, and claims for indemnification thereon may be pursued, until the final resolution of such claim.

(c)           Notwithstanding anything herein to the contrary, indemnification for claims which arise out of the fraud, gross negligence, action taken in bad faith or intentional misrepresentation of the Indemnifying Party shall expire thirty (30) calendar days after the expiration of all applicable statutes of limitations, including extensions thereof.

(d)           No Indemnifying Party is required to indemnify any Indemnitee under this Agreement for any Damages resulting from an inaccurate representation herein if the Indemnifying Party establishes that the Indemnitee had knowledge of that inaccuracy before the Closing.

9.5          Claims for Indemnification.  If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to this Article 9 in respect of any Damages, such Indemnitee shall give the appropriate Indemnifying Party prompt written notice thereof.  Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification.  The failure of such Indemnitee to give notice of any claim for indemnification promptly, but in no event beyond the applicable grace period specified by Section 9.4(b), shall not adversely affect such Indemnitee’s right to indemnity hereunder except to the extent (and only to the extent) that such failure adversely affects the right of the Indemnifying Party to assert all reasonable defenses to such claim.  Each such claim for indemnity shall expressly state that the Indemnifying Party shall have only the twenty (20) calendar-day period referred to in the next sentence to dispute or deny such claim.  The Indemnifying Party shall have twenty (20) calendar days following its receipt of such notice either (y) to acquiesce in such claim and its respective responsibilities to indemnify the Indemnitee in respect thereof in accordance with the terms of this Article 9 by giving such Indemnitee written notice of such acquiescence or (z) to object to the claim by giving such Indemnitee written notice of the objection.  If the Indemnifying Party does not object thereto within such twenty (20) calendar-day period, such Indemnifying Party shall be deemed to have acquiesced in such claim and its respective responsibilities to indemnify the Indemnitee in respect thereof in accordance with the terms of this Article 9.

9.6                               Defense of Claims. Except as otherwise set forth in the last sentence of this Section 9.6, in connection with any claim which may give rise to indemnity under this Article 9 resulting from or arising out of any claim or Action against an Indemnitee by a Person that is not a party hereto, the Indemnifying Party may (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice sent at any time to the relevant Indemnitee, assume the defense of any such claim or Action, to the extent that the claim or Action relates only to monetary damages and not the Transferred Assets or the ability to exploit the Transferred Assets, and such Indemnifying Party provides assurances, reasonably satisfactory to such Indemnitee, that the Indemnifying Party will be financially able to satisfy such claim in full if such claim or Action is decided adversely.  The Indemnifying Party shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or Action, shall take all steps reasonably necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof.  If the Indemnifying Party shall have assumed the defense of any claim or Action in accordance with this Section 9.6, the Indemnifying Party shall be authorized to consent to a settlement of or to the entry of any judgment arising from, any such claim or Action, to the extent that the settlement or judgment requires only the payment of monetary damages, includes no injunctive provisions or performance requirements of Indemnitee and includes no admission of guilt or liability.  Or in the alternative, the Indemnifying Party will seek consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed).  If the Indemnifying Party has so elected to assume the defense, each Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and, except as provided herein, at its own expense.  Each Indemnitee shall, and shall cause each of its Affiliates, officers, employees, consultants and agents to, cooperate fully with the Indemnifying Party in the defense of any claim or Action being defended by the Indemnifying Party pursuant to this Section 9.6.  If the Indemnifying Party does not assume the defense of any claim or Action resulting therefrom in accordance with the terms of this Section 9.6, or the Indemnifying Party does not acknowledge to the Indemnitee the Indemnitee’s right to indemnity pursuant hereto in respect of the entirety of such claim (as such claim may have been modified through written agreement of the Parties) or the Indemnifying Party does not provides assurances, reasonably satisfactory to such Indemnitee, that the Indemnifying Party will be financially able to satisfy such claim in full if such claim or

Action is decided adversely, such Indemnitee may defend against such claim or Action in such manner as it may deem reasonably appropriate at the reasonable cost of the Indemnifying Party.

9.7                               Nature of Payments.  Except for payments pursuant to the Parties’ obligations under Sections 9.1(c) and 9.2(c), any payment under Article 9 shall be treated for tax purposes as an adjustment to the Cash Payment to the extent such characterization is proper and permissible under relevant Tax authorities, including court decisions, statutes, regulations and administrative promulgations.

9.8                               Exclusive Remedy.  After the Closing, and except for claims of fraud, gross negligence, actions taken in bad faith or intentional misrepresentation and except for the specific performance of covenants, where appropriate under Applicable Law, the obligations to indemnify under this Article 9 shall provide the exclusive remedy against a Party for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement or any other Transaction Document.

9.9                               Acquiring Parties’ Right of Offset. Anything in this Agreement to the contrary notwithstanding, in the event that any Transferor Party is obligated to indemnify any Acquiring Party Indemnitees pursuant to the provisions of this Article 9, the Acquiring Parties or Acquiror may (but shall not be obligated to), in addition to any other right or remedy, receive, cancel vesting, withhold, purchase or repurchase, sell or foreclose on, as applicable, any amounts, securities or property otherwise due to any Transferor Party from an Acquiring Party, including, without limitation, any Parent Common Stock and any property in the Escrow Account (but excluding base salaries, but not bonuses, payable to the Key Employees pursuant to Section 5.4), and set off such amounts or property so received or withheld by the Acquiring Parties against such indemnification obligation.  Notwithstanding the foregoing, until such time the relevant Transferor Party has acquiesced to a claim and its indemnification obligations in connection therewith in accordance with Section 9.5 or there is a judicial determination or settlement to the same effect, the Acquiring Parties or Acquiror will deposit into an escrow account any amounts in connection with which they exercised the remedies set forth in the preceding sentence, and will subsequently release such amounts for the benefit of the appropriate party upon such acquiescence, judicial determination or settlement.  Unless otherwise provided by this Agreement, any offset against the Parent Common Stock pursuant to this Section 9.9 shall value the Parent Common Stock at its Average Per Share Price as of the date of such offset.  Neither the exercise of nor the failure to exercise such right of offset shall be deemed to be or construed as a waiver or election of remedies by the Acquiring Parties or prejudice or impair the concurrent or subsequent exercise or enforcement of any other rights or remedies available to them.

9.10                        Acquiring Parties’ Right to Draw upon Letter of Credit. Anything in this Agreement to the contrary notwithstanding, in the event that any Transferor Party is obligated to indemnify any Acquiring Party Indemnitees pursuant to Section 9.1(g), the Acquiring Parties or Acquiror may (but shall not be obligated to), in addition to any other right or remedy, present the Letter of Credit to the Issuing Bank for payment of any amounts due to an Acquiring Party from a Transferor Party pursuant to Section 9.1(g), subject to the terms and provisions of Section 5.16.  Neither the exercise of nor the failure to exercise such right to draw upon the Letter of Credit shall be deemed to be or construed as a waiver or election of remedies by the Acquiring Parties or prejudice or impair the concurrent or subsequent exercise or enforcement of any other rights or remedies available to them.

9.11                        Miscellaneous Indemnity Provisions.

(a)                                 The Indemnifying Parties’ indemnification obligations herein are intended solely for the benefit of the Indemnitees, and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.  Nothing herein shall be deemed to prevent an Indemnitee from making a claim under this Article 9 for potential or contingent claims or demands; provided that the notice of such claim delivered pursuant to Section 9.5 sets forth the specific basis for any such contingent claim to the extent then feasible and the Indemnitee has reasonable grounds to believe that such a claim may be made.

(b)                                 In the event that, after an Indemnitee has been indemnified for Damages hereunder, such Indemnitee actually receives additional cash recovery which relates directly to such Damages in the form of  insurance proceeds or  proceeds from third party indemnification, contribution or similar claims, then a refund shall be made promptly to the Indemnifying Party that provided such indemnification to the Indemnitee in an amount equal to the lesser of (A) the actual amount of such additional proceeds, and (B) the actual aggregate amount of indemnification previously paid by or on behalf of the Indemnifying Party with respect to such Damages.

(c)                                  Each Party shall make, and cause its Affiliates to make, commercially reasonable efforts to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto; provided, that this shall in no event limit recovery for Damages actually paid out in connection with any claim or Action against an Indemnitee by a Person that is not a party hereto.

9.12                        Property Taxes.  All property taxes and similar ad valorem taxes (“Property Taxes”) levied with respect to the Transferred Assets for any period commencing before and ending after the Closing Date (“Straddle Period”) shall be apportioned between Acquiror, on the one hand, and the Transferors, on the other hand, based on the number of days of such Straddle Period included in the portion of the period ending on the Closing Date (“Pre-Closing Tax Period”) and the number of days of such Straddle Period included in the period commencing on the day after the Closing Date (“Post-Closing Tax Period”).  The Transferors shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Acquiror shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period.  Upon receipt of any bill for such Property Taxes, Acquiror or the Transferors, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 9.12 together with such supporting evidence as is reasonably necessary to calculate the proration amount.  The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement.

9.13                        Transfer and Sales Tax Returns.  The Transferors shall timely prepare and file all Transfer and Sales Tax returns and reports relating to the transactions contemplated by this

Agreement.  The Transferor Parties shall be jointly and severally liable for any Transfer and Sales Taxes relating to such transactions.  The Transferors shall furnish to Acquiror a copy of each such Tax Return promptly after it is filed, together with proof of payment of the Transfer and Sales Tax shown thereon to be due.

ARTICLE 10
TERMINATION

10.1                        Termination Prior to Closing.  Notwithstanding any contrary provisions of this Agreement, the respective obligations of the Parties to consummate the Closing may be terminated and abandoned at any time at or before the Closing only as follows:

(a)                                 By and at the option of any of the Acquiring Parties or the Transferor Parties if the Closing shall not have occurred by March 17, 2014, provided, however, that the right to terminate this Agreement under this Section 10.1(a) shall not be available to any Party whose breach of any of its covenants, agreements, representations or warranties set forth in this Agreement shall have been the proximate cause of, or resulted in, the failure of the Closing to occur on or prior to such date;

(b)                                 By and at the option of any of the Acquiring Parties if there shall have occurred a Material Adverse Effect with respect to Transferor;

(c)                                  At any time, without liability of any party to the others, upon the mutual written consent of the Acquiring Parties and the Transferor Parties; or

(d)                                 By either Parent or the Transferor Parties, if any of the Transferor Parties, on the one hand, or any of the Acquiring Parties, on the other hand, has materially breached any representations, warranty, covenant or agreement contained herein (provided that such breach is not the result of any breach of any covenant, representation or warranty by the terminating party), which breach has not been cured within 30 calendar days following written notice of such breach by the terminating party, and such breach renders the conditions to the terminating party’s obligation to close, set forth in Article 6 or Article 7, as the case may be, incapable of being satisfied.

10.2                        Effect of Termination.  In the event of the termination of this Agreement as provided in Section 10.1, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (except for the provisions of this Section 10.2, Section 10.3 and Article 11 which shall survive such termination) and there shall be no liability on the part of the Acquiring Parties or the Transferor Parties, except as set forth in Section 10.3 and for damages resulting from any breach by any of the Acquiring Parties or any of the Transferor Parties of this Agreement.

10.3                        Execution Fee; Liquidated Damages.

(a)                                 On the date hereof, Parent shall pay or cause to be paid to the Transferor Parties an aggregate amount in cash equal to $2,000,000 (the “Execution Fee”), by wire transfer to an account or accounts designated by the Transferor Parties.  The Execution Fee shall be credited against the Cash Payment paid by Parent at Closing.

(b)                                 The Parties hereto expressly acknowledge and agree that:

(i)                                     Payment of the Execution Fee by Purchaser pursuant to Section 10.3(a) shall be the sole and exclusive remedy of the Transferor Parties and their respective Affiliates against the Acquiring Parties and their respective Affiliates for any Damages suffered as a result of the failure of the Closing to occur or (as long as the Closing does not occur) any breach or failure to perform hereunder, or any inaccuracy of any representation or warranty, and no Acquiring Party shall have any other liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; and

(ii)                                  The agreements contained in this Article 10 are an integral part of the transactions contemplated by this Agreement, and, without these agreements, the Parties would not enter into this Agreement; and the Execution Fee, when payable by Parent pursuant to Section 10.3(a), is not a penalty, but liquidated damages in a reasonable amount that will compensate the Transferor Parties for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance upon this Agreement and on the expectation of the consummation of the transactions contemplated herein, and for the loss suffered by reason of the failure of such consummation, which amount would otherwise be uncertain and incapable of accurate determination.  Each of the Parties covenants and agrees that it will not take any position that is in any way inconsistent with the immediately preceding sentence.

ARTICLE 11
MISCELLANEOUS

11.1                        Notices.  All notices, requests and other communications to either party hereunder shall be in writing (including facsimile, PDF or e-mail) and shall be given,

If to an Acquiring Party, to:

SFX Entertainment, Inc.
430 Park Avenue, 6th Floor
New York, NY 10022
Attention: Mitchell Nelson, Esq.
Fax: (646) 417-7393

With a copy to:

Greenberg Traurig, LLP

MetLife Building

200 Park Avenue

New York, NY 10166

Attention:  Dennis J. Block, Esq.

Fax:  (212) 805-5555

If to a Transferor Party, to:

React Presents, Inc.
400 North May Street, Suite 200
Chicago, Illinois 60642
Attention: Jeffery Callahan and Lucas King
Fax: (312) 553-1733

With a copy to:

Bronson & Kahn LLC

150 North Wacker Drive, Suite 1400

Chicago, Illinois 60606

Attention: Harlan D. Kahn, Esq.

Fax: (312) 553-1733

11.2                        Amendments; No Waivers.  Any provisions of this Agreement may be amended or waived prior to the Closing if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Acquiring Parties and the Transferor Parties or, in the case of a waiver, by the Party against whom the waiver is to be effective.  No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

11.3                        Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

11.4                        Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.  Acquiror may by notice to the Transferor Parties (which notice shall be given not less than five (5) Business Days prior to the Closing) assign its right to acquire the Transferred Assets pursuant to this Agreement to one or more Designated Affiliates.

11.5                        Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflicts of law rules of such state.

11.6                        Consent to Jurisdiction; Venue; Service of Process.

(a)                                 Each Party, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of any New York federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action among the parties arising in whole or in part under or in connection with this Agreement; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York, (ii) hereby waives to the extent not prohibited by Applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or any of the other Transaction Documents or the subject matter hereof and thereof may not be enforced in or by such court, and (iii) hereby agrees to commence any such Action only before one of the above-named courts.  Notwithstanding the immediately preceding sentence, a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b)                                 Each Party hereby agrees that service of any process, summons, notice or document by U.S. registered mail, return receipt requested, at its address specified pursuant to Section 11.1 shall constitute good and valid service of process in any Action among the Parties arising in whole or in part under or in connection with this Agreement or any other Transaction Documents, and each Party hereby waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with this Section 11.6(b) does not constitute good and valid service of process.

11.7                        Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY. ANY ACTION WHATSOEVER AMONG THEM RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11.8                        Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.  This Agreement shall become effective when each party shall have received a counterpart hereof signed by the other Parties. Facsimile or electronic signatures shall be valid and effective as an original signature.

11.9                        Entire Agreement.  This Agreement, the Transaction Documents and the ancillary agreements related thereto constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement.

11.10                 Titles and Headings; Construction.  The titles and headings to Sections herein and to the Exhibits and Schedules hereto are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted. The words “include”, “includes”, “included”, “including” and “such as” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation”. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used herein in their plural or singular forms, respectively. All references herein to a Section, Article, Exhibit or Schedule are to a Section, Article, Exhibit or Schedule of or to this Agreement, unless otherwise indicated.

11.11                 Severability.  If any provision of this Agreement is held invalid, unenforceable or void by a court of competent jurisdiction, the remaining provisions shall not for that reason alone be unenforceable or invalid. In such case, the Parties agree to negotiate in good faith to create an enforceable contractual provision to achieve the purpose of the invalid provision. Further, if any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to Applicable Law and shall be enforced as amended.

11.12                 No Third Party Beneficiaries.  Except for the provisions of Article 9 relating to Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of Transferor, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

11.13                 Specific Performance.  The Transferor Parties acknowledge and agree that the Acquiring Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any of the Transferor Parties could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which the Acquiring Parties may be entitled, at law or in equity, they shall be entitled to enforce and provision of this

Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties hereto caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

SFX ENTERTAINMENT, INC.
a Delaware corporation

By:	/s/ Sheldon Finkel
Name:	Sheldon Finkel
Title:	Vice Chairman

SFX-REACT OPERATING LLC
a Delaware limited liability company

By:	/s/ Sheldon Finkel
Name:	Sheldon Finkel
Title:	Vice President

[Signatures continue on following page.]

REACT PRESENTS, INC.
an Illinois corporation

By:	/s/ Lucas King
Name:	Lucas King
Title:	Authorized Signatory

CLUBTIX INC.
an Illinois corporation

By:	/s/ Lucas King
Name:	Lucas King
Title:	Authorized Signatory

[Signatures continue on following page.]

LUCAS KING
an individual resident of Illinois

/s/ Lucas King

JEFFERY CALLAHAN
an individual resident of Illinois

/s/ Jeffery Callahan